     As filed with the Securities and Exchange Commission on April 10, 2002
                      Registration Statement No. 333-70070


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  Amendment 2
                                       to

                                    Form SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              AMERICAN GROUP, INC.
                         -------------------------------
                 (Name of Small Business Issuer in its charter)

         NEVADA                        5190                       88-0326984
------------------------        -----------------              ----------------
(State of Incorporation)       (Primary Standard               (I.R.S. Employer
                                Industrial Classification        I.D. Number)
                                Number)

          5295 Town Center Road, Boca Raton, FL 33486 (561-394-2443)
         --------------------------------------------------------------
          (Address and telephone number of principal executive offices)

                  10570 Hagen Ranch Road, BOYNTON BEACH, FL 33437
                  ---------------------------------------------
                    (Address of principal place of business)

                            Robert Claire, President
                              American Group, Inc.
                              5295 Town Center Road
                              Boca Raton, FL 33486
                                  561-391-5555
            ---------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                   Copies to:
                           Robert D. Axelrod, Esquire
                           Axelrod, Smith & Kirshbaum
                            5300 Memorial Drive #700
                              Houston, Texas 77007
                              Tel.: (713) 861-1996
                               Fax:(713) 552-2020

Approximate date of proposed commencement of sale to the public: From time to time after the Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]


                         CALCULATION OF REGISTRATION FEE

=============================================================================================================
                                                                               Proposed
                                    Amount of           Proposed                Maximum
                                     Shares              Maximum               Aggregate         Amount of
Title of Each Class of               To be            Offering Price           Offering         Registration
Securities to be Registered        Registered          Per Unit(1)              Price               Fee
-------------------------------------------------------------------------------------------------------------
Common Stock                          9,060,198            .18                   $1,630,836           $435
Common Stock underlying the warrants  2,000,000            .18                   $  360,000           $ 90
=============================================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to rule 457 (g).


         The Registrant hereby amends the Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Acts of 1933 as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8 (a), may determine.

                              AMERICAN GROUP, INC.

                                   PROSPECTUS
                                  _______, 2002

                        10,455,206 shares of common stock

Our common stock is currently traded on the over-the-counter bulletin board ("OTCBB") under the symbol "AMCG."

The shares for this offering are being sold by the selling security holders. We will not receive any proceeds from of the sale of the shares. If all of the warrants in this offering are exercised, the net proceeds to us from the exercise of the warrants, after the deduction for offering expenses, will be approximately $166,499. We intend to use these net proceeds for accounts payable, inventory and general corporate purposes.

Investors should not buy these shares unless they can afford to lose their entire investment.

INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                     SUMMARY

         American Group, Inc. (the "Company"), a Nevada Corporation, was incorporated in 1994. Since May 1998 our principal business has been the custom blending of soil mixes for the commercial nursery industry. Through our wholly owned subsidiary LPS Acquisition Corp. we do business under the name Lantana Peat and Soil. Lantana is a processor and distributor of custom blended soil mixes to several hundred wholesale nursery customers located primarily in Florida. Prior to August, 1997 Lantana was owned by Kedac, Inc. See "History".

         On August 15, 1999 we, through our wholly-owned Canadian subsidiary 9075-7774 Quebec, Inc. acquired Torland 9006-1974 Quebec, Inc., a Canadian sphagnum peat moss bog and processing facility. Torland sells spagnum peat moss to Lantana and other customers. Our Canadian subsidiary 9075-7774 Quebec, Inc. was formed for the sole purpose of acquiring Torland.

         We are a custom blender of soil mixes for the commercial nursery industry. Our current annual revenue is $3,070,376, which is approximately 100% of our current capacity.

         In February, 1999, we began construction of a new $1,700,000 soil blending facility located near Homestead, Florida, the heart of the Florida nursery industry. It will have the capacity to produce upwards of approximately $15,000,000 in revenues from the sale of blended soil products annually (based on current market prices). In addition to the increased capacity, the new facility is located within fifteen minutes of the Homestead commercial nursery markets. We believe that, with our increased capacity and the proximity of the new facility to the Homestead commercial nursery market, we will be able to increase our revenues and generate operating profits. The plant is anticipated to be completed in April, 2002 and is virtually completed as of the date of this Prospectus. We have received our certificate of occupancy and are in the process of completing the final installation of the equipment. We are presently trying to raise the capital needed to finance the completion of the new plant and/or payoff the existing debt obtained to complete the new plant. There can be no assurance that we will be successful with this or any other activity to raise additional capital.

         We have suffered recurring losses from operations that raise substantial doubt about our ability to continue as a going concern. During the year ended May 31, 2001 we incurred net losses available to common stockholders of $4,670,647, and during the year ended May 31, 2000, we incurred net losses available to common stockholders of $1,975,968. During the six months ended November 30, 2001 and 2000 we incurred net losses available to common stockholders of $1,341,927 and $2,269,409, respectively. Also, at November 30, 2001, we had negative working capital of $4,391,954. These factors along with an accumulated deficit of $8,832,627 at November 30, 2001 raise substantial doubt about our ability to continue as a going concern. We will need approximately $1,100,000 in order to remain viable as a going concern for the current fiscal year. If we are unable to obtain these funds, we will not be able to continue as a going concern and you will lose your entire investment in our stock."

         References in this prospectus to we, our and us includes our wholly-owned subsidiaries.

                                  RISK FACTORS

         We have summarized all of the risks that we believe are material at this time. Our shares are speculative and involve a high degree of risk, including, but not necessarily limited to, the several material risk factors described and summarized below. Each prospective investor should carefully consider the following risk factors inherent in and affecting our proposed business before purchasing shares. If any of the following risks actually occur, our business would likely suffer. In these circumstances, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.


Inability to finance plant completion will effect our ability to continue as a going concern

         If we cannot obtain adequate financing to complete the new plant facility, it is likely that we will not be able to continue as a going concern. A total of approximately $300,000 will be needed to complete our planned new plant facility by April 2002. The total cost of the plant and improvement is estimated at $1,700,000 of which we have already funded $1,400,000. In addition, $921,000 is due in payments relating to the Torland acquisition over the next five years of which $200,000 is past due. We are currently operating in a deficit cash position and do not generate positive cash flow from our current operations.

         An abandonment of the plant facility or non-payment on the plant facility would be catastrophic to our soil blending operation. We cannot operate in our current location beyond the anticipated new plant completion date and our current equipment would need substantial repair to operate beyond the anticipated completion date April 2002. Non-payment of the Torland obligation may result in our forfeiting back to its previous owners Torland and the Canadian peat moss bog facility. We are not able to produce income from operations in our existing facility. We have continued to operate in order to maintain existing market share until relocation into our new facility. We project positive income from operations within two months of moving into our new facility. The facilities lease contains provisions which would require us to pay liquidated damages to Lessor in the event we should default thereunder, the amounts of which are unknown at this time. Any such default could have a material adverse effect on us. We have no material financial exposure from the termination of our existing month-to-month lease relating to our Boynton Beach, Florida facility.

We have had and could have losses, deficits and deficiencies in liquidity which could impair our ability to continue as a going concern

         In Note 2 to the audited financial statements, our independent auditors have reported that we have suffered recurring losses from operations that raise substantial doubt about our ability to continue as a going concern. During the year ended May 31, 2001 we incurred net losses available to common stockholders of $4,670,647, and during the year ended May 31, 2000, we incurred a net loss of $1,975,968. During the six months ended November 30, 2001 and 2000 we incurred a net loss available to common stockholders of $1,341,927 and $2,269,409, respectively. Also, at November 30, 2001, we had negative working capital of $4,391,954. These factors along with an accumulated deficit of $8,832,627 at November 30, 2001 raise substantial doubt about our ability to continue as a going concern. We will need approximately $1,100,000 in order to remain viable as a going concern for the current fiscal year. If we are unable to obtain these funds we will not be able to continue as a going concern and you will lose your entire investment in our stock.

If we are unable to obtain adequate financing to fund the Torland obligation we will forfeit ownership

         If we cannot obtain adequate financing to properly fund the Torland obligation or restructure the obligation at terms agreeable to both parties we will forfeit ownership of the Torland operation. In connection with our acquisition of Torland we are obligated to pay, as renegotiated on January 18, 2001 (in addition to the $400,000 we paid at the time of closing) an additional $921,000 as follows: $50,000 on February 28, 2001, $50,000 on July 31, 2001,
$100,000 on December 31, 2001 and the balance of $721,000 in sixty equal installments of principal and interest beginning February 1, 2002. This obligation is payable with interest at 8% per annum. We have not made our February, July and December payments or any of our monthly installment payments. We have not been provided with notice of default under this obligation. A declaration of default would be catastrophic and more than likely we would forfeit our investment in Torland to the note holders. No assurance, however, can be given that we will be able to raise the additional capital necessary to make the required payments. We are presently trying to raise the capital needed to fund the balance of the transaction. If we are unable to restructure the Torland obligation then Torland will become a vendor. The quality and quantity of peat moss received from Torland, which is necessary for our operations, is presently available from Torland, but there can be no assurances that it will be available in the future. There are other vendors available, but there can be no assurance as to price, quality and quantity of peat moss that will be available in the future.

If we do not obtain financing we will not grow and will not be able to meet our capital obligations

         We must obtain outside financing to fund the expansion of the business and to meet our obligations as they become due. Any additional debt or equity financing may be dilutive to the interests of our stockholders. Such outside financing must be provided from the sale of equity securities, borrowing, or other sources of third party financing. Further, the sale of equity securities would substantially dilute our existing stockholders' interests, and borrowings from third parties could result in our assets being pledged as collateral. Loan terms which would increase our debt service requirements could restrict our operations. We are unable to obtain financing at commercially reasonsable terms, if at all, because of our poor financial health and the lack of adequate collateral to secure additional financing. We are currently experiencing negative gross margins on sales of our products. The credit facility we entered into with our President is presently secured by a blanket lien on our assets, including the new plant. The amount advanced under the line is approximately $2,000,000, of which all or part is convertible into our Series C Preferred Stock. Any balance not converted into Series C Preferred Stock will be a bridge loan which will be repaid from future financing.

We are dependent on our present managers and our ability to grow could be impaired if we lost their services

         Our success is substantially dependent upon the time, talent, and experience of Robert I. Claire, our President. We do not have an employment agreement with Mr. Claire. The loss of the services of Mr. Claire would have a material adverse impact on us. No assurance can be given that a replacement for Mr. Claire could be located in the event of his unavailability. In order for us to expand, we must continue to improve and expand the level of expertise of our personnel and we must attract, train and manage qualified managers and employees to oversee and manage the expanded operations. You should not invest unless you are willing to entrust all aspects of our management to our directors and officers.

We may not be able to compete for business and this would substantially impair our growth

         There are a number of companies which provide soil mixes to commercial nurseries. Other companies emphasize service, price, or distribution as competitive strategies. Many of our competitors are well established companies with substantially greater capital resources, research and development staffs and facilities, and substantially greater marketing capabilities than ours.

There is limited market liquidity for our securities and there are penny stock securities law considerations that could limit your ability to sell your shares

         Our stock is considered penny stock and subject to the penny stock rules promulgated under the Securities Exchange Act of 1934, Rules 15g-1 to 15g-9. The penny stock rules require broker-dealers to take steps under certain circumstances prior to executing any penny stock transactions in customer accounts. Among other things, Rule 15g-3 requires a broker or dealer to advise potential purchasers of a penny stock of the lowest offer and highest bid quotations for such stock, and Rule 15g-4 requires a broker or dealer to disclose to the potential purchaser its compensation in connection with such transaction. Under Rule 15g-9, a broker or dealer who recommends such securities to persons other than established customers must make a special written suitability determination for the purchaser and receive the purchaser's prior agreement to such a transaction. A broker/dealer must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customers account. The effect of these regulations may be to delay transactions in stocks that are deemed to be penny stocks, and therefore sales of our common stock by brokers or dealer and resales by investors could be adversely affected.


The sale of outstanding shares could result in a low market price for your common stock. There is a limited public float for our common stock and you may not be able to sell your shares at the price or in the volume you desire

         Of the outstanding shares of our common stock as of April 8, 2002, we had outstanding 9,440,956 shares of common of which approximately 863,310 are free trading shares, and approximately 8,577,646 shares are restricted securities as that term is defined in Rule 144 adopted under the Act. Rule 144 governs resales of restricted securities. No prediction can be made as to the effect, if any, that sales of shares of common stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of restricted common stock may be sold in the public market would likely have a material adverse effect on prevailing market prices for the common stock and could impair our ability to raise capital through the sale of our equity securities.


Dilution due to outstanding warrants and convertible preferred stock may have a material negative impact on your investment

         In addition to the 67,644,720 shares of common stock issuable upon conversion of the Series C convertible preferred stock we have 2,000,000 shares of common stock issuable upon the exercise of the warrants. The exercise of the outstanding warrants and convertible preferred stock by the holders thereof will result in the dilution in the interests of our other stockholders.

         "The computation of the 67,644,720 shares of the common stock issuable upon conversion of the 5912.50 shares of Series C preferred stock (which is currently 65.69% of the total 9,000 shares of Series C preferred stock that can be issued) is computed by assuming the entire 9,000 shares of Series C preferred stock was converted into common stock, which would result in 102,968,707 shares of common stock. The current outstanding Series C preferred stock represents 65.69% of the total available, thus 65.69% of 102,968,707 shares is 67,644,720 shares." The following is a computation showing how the Series C preferred stock that is currently outstanding is convertible into 67,644,720 million shares of common stock.


                                                               Shares of          Shares of
                                                            Preferred Stock      Common Stock        Percentage
                                                            ---------------      ------------        ----------
Common stock outstanding prior to conversion                                      9,440,956
Common stock warrants outstanding prior to conversion                             2,000,000
                                                                                  ---------

Total common stock and shares issuable upon conversion
  of common stock warrants                                                       11,440,956              10%

Total preferred stock issuable whereby after conversion
  will equal 90% of the then total outstanding common stock     9,000.00        102,968,707              90%
                                                                ========        -----------

Then total outstanding common stock                                             114,409,663
                                                                                ===========

Total preferred stock outstanding                               5,912.50         67,644,720
                                                                ========        ===========

         We only have 50,000,000 shares of common stock currently authorized. We intend to have a stockholders meeting in order to increase the number of authorized shares to allow for the full conversion of the Series C convertible preferred stock.

The market price of your shares will be volatile


         The market price of our common stock may be highly volatile, as has been the case with the securities of many other small capitalization companies. Additionally, in recent years, the securities markets have experienced a high level of price and volume volatility and the market prices of securities for many companies, particularly small capitalization companies, have experienced wide fluctuations which have not necessarily been related to the operating performances or underlying asset values of such companies. Securities of issuers having relatively limited capitalization or securities recently issued in a public offering are particularly susceptible to change based on short-term trading strategies of certain investors. Further, the resale of common stock in this offering by selling stockholders could affect the market price of the common stock. This volatility could deprive our shareholdes of opportunities to sell or otherwise dispose of their stock.

We have never paid a cash dividend and it is likely that the only way you will realize a return on your investment is by selling your shares

         We have never paid cash dividends on our common stock and the board of directors does not anticipate paying cash dividends in the foreseeable future. It currently intends to retain future earnings, if any, to finance the growth of its business. As a result, your return on an investment in our stock will likely depend on your ability to sell our stock at a profit.

                                 USE OF PROCEEDS


The shares for this offering are being sold by the selling security holders. We will not receive any proceeds from the sale of the shares being sold by this Prospectus. If all of the warrants in this offering are exercised, after the deduction for offering expenses, we will receive approximately $166,499. We intend to use the net proceeds for accounts payable, inventory and general corporate purposes.

                              MARKET FOR THE SHARES

Our common stock is currently traded on the over-the-counter bulletin board under the symbol "AMCG." The following table sets forth, for the periods indicated, the reported high and low closing bid quotations for our common stock as reported on the OTCBB . The bid prices reflect inter-dealer quotations, do not include retail markups, markdowns or commissions and do not necessarily reflect actual transactions.

                                           HIGH           LOW
QUARTER ENDED                             BID (*)        BID (*)
--------------------------------------------------------------------
February 29   (*)    2000                $  7/8          $ 1/8
--------------------------------------------------------------------
May 31        (*)    2000                $ .52           $ .09
--------------------------------------------------------------------
August 31     (*)    2000                $3 3/8          $2.00
--------------------------------------------------------------------
November 30          2000                $3.60           $ 3/8
--------------------------------------------------------------------
February 28          2001                $1.0            $ .25
--------------------------------------------------------------------
May 31               2001                $ .25           $ .06
--------------------------------------------------------------------
August 31            2001                $ .50           $ .18
--------------------------------------------------------------------
November 30          2001                $ .20           $ .11
--------------------------------------------------------------------


(*) Pre-reverse split. On October 3, 2000 we executed a 20 to 1 reverse split of our Common Stock and all the share amounts in this Form SB-2 are reverse split amounts.

The bid price of our common stock was $.11 per share on April 8, 2002. As of April 8, 2002, there were approximately 929 holders of record of our common stock.

Our transfer agent is Florida Atlantic Stock Transfer., 7130 Nob Hill Road, Tamarac, Florida 33321.

Dividend Policy

While there are no restricitons which limit our ability to pay dividends, we have not paid, and do not currently intend to pay cash dividends on our common stock in the foreseeable future. Our policy is to retain all earnings, if any, to provide funds for operation and expansion of our business. The declaration of dividends, if any, will be subject to the discretion of the Board of Directors, which may consider such factors as our results of operations, financial condition, capital needs and acquisition strategy, among others.

                                    BUSINESS

Introduction

         American Group, Inc. (the "Company"), a Nevada Corporation, was incorporated in 1994. Since May 1998 our principal business has been the custom blending of soil mixes for the commercial nursery industry. Through our wholly owned subsidiary, LPS Acquisition Corp., we do business under the name Lantana Peat and Soil. Lantana is a distributor of custom blended soil mixes to several hundred wholesale nursery customers located primarily in Florida. The Company owns 9006-1974 Quebec, Inc., which controls leases for a peat bog and operates a facility which harvests, packages and ships sphagnum peat moss.


History

         In December, 1994 Kedac, Inc. entered into an agreement to acquire the assets and liabilities of Can-Flo International, Inc., which consisted of the operations of Lantana. Kedac and Can-Flo were unaffiliated. Can-Flo was a holding company for Lantana, a distributor of custom blended soil mixes. Kedac was formed for the purpose of acquiring Can-Flo. Can-Flo received cash and notes from Kedac. Mr. Eric Deckinger (currently one of our directors) was the owner and executive officer of Kedac. Mr. Deckinger had no affiliation with Can-Flo. Kedac acquired Lantana in order to gain a foothold in the custom blended soil mix business.

         In July, 1997 Lator International, Inc., obtained an option to purchase Torland from the stockholders of Torland in exchange for a loan to Torland, collateralized by inventory. This option served as the basis of our August, 1999 acquisition of Torland. Lator and Torland were unaffiliated. Mr. Deckinger had no affiliation with either Lator or Torland.

         As a result of litigation filed against Kedac in May, 1995 (by a creditor of Can-Flo), Kedac filed under Chapter 11 of the Bankruptcy Code in January, 1997. In August, 1997, the Bankruptcy court (i) approved a liquidating Chapter 11 plan for Kedac, whereby LPS purchased the assets and assumed the liabilities of Kedac for cash and (ii) discharged the lawsuit against Kedac. One of the assets acquired by LPS was the name Lantana Peat and Soil and LPS has continued to operate under that name.

         LPS was formed for the sole purpose of purchasing the assets and assuming the liabilities of Kedac in order to pursue a business opportunity. At the time of the purchase of the assets by LPS, Mr. Deckinger was engaged as general manager of LPS.

         In September, 1997 the stockholders of LPS sold 100% of the outstanding stock to Coventry Industries Corp. for shares of stock in Coventry. At the time of the acquisition of LPS, Coventry was a Florida holding company with diversified business interests including a machine welding plant in Tennessee, a fire sprinkler fabricator in Florida and a job placement firm in Tennessee. Our management believed that the business purpose of this transaction was to provide Coventry with an operating company with management in place. In addition, LPS had an option to acquire a Canadian peat bog and processing facility. In exchange for his assumption of existing indebtedness of LPS Mr. Deckinger remained general manager of LPS and became a preferred stockholder of Coventry. Prior to the transaction, neither Mr. Deckinger nor LPS were affiliated with Coventry. Two family members of affiliates of Coventry, however, each owned 7.4% of LPS common stock. Neither family member was an officer or director of LPS.

         On May 31, 1998 we acquired all the common stock of LPS from Coventry for 6,000 shares (22.4%) of our common stock. As part of this transaction, Mr. Deckinger agreed to convey back to Coventry his preferred stock, and we agreed to assume his indebtedness. Prior to this transaction, the American Group, Inc. had no operations or assets.

         On May 31, 1998 we purchased all the common stock of Lator (which had a $350,000 note receivable from Torland, a note receivable from LPS for $315,000 and owned the option to purchase Torland) for 1,500 shares of our common stock, (6%) and the assumption of Lator's accrued expenses and notes payable.

         We were not affiliated with Coventry, LPS, Lator or Mr. Deckinger at the time of the Lator acquisition. Mr. Deckinger continued to function as general manager of LPS and became our president. The business reason for the acquisition was (1) for us to acquire an operating business with an option to acquire a Canadian peat bog and processing facility and (2) for Coventry to divest itself of a subsidiary that did not fit its business profile. We believed the Canadian peat bog and processing facility had tremendous upside potential. In January, 1999 Mr. Deckinger assumed $750,000 of our debt in exchange for 375,000 shares of our common stock.

         On August 15, 1999 we, through our wholly-owned Canadian subsidiary 9075-7774 Quebec, Inc., exercised our option to acquire Torland, a Canadian sphagnum peat moss bog and processing facility. Our Canadian subsidiary 9075-7774 Quebec, Inc. was formed for the sole purpose of acquiring Torland. The purchase required us to issue 35,000 shares of our common stock to the stockholders of Torland, pay $400,000 at the time of closing and requires payment, as renegotiated on January 18, 2001, of an additional $50,000 on February 28, 2001, $50,000 on July 31, 2001, $100,000 on December 31, 2001 and
the balance of $721,000 in sixty equal installments of principal and interest beginning February 1, 2002. This obligation is payable with interest at 8% per annum. We have not made our February, July and December 2001 payments totaling $200,000.

         We are presently negotiating a written extension on the payment of this obligation with representatives of the former stockholders of Torland and have not been provided with any notice of default. We believe that we will be able to negotiate a written extension for the payment with the former stockholders of Torland. No assurance, however, can be given that we will be successful in negotiating an extension of our payment obligations or, that if successful, we will be able to raise the additional capital necessary to make our payment. We are also attempting to raise the capital needed to fund the balance of the transaction. There can be no assurance that we will be successful with this or any other activity to raise additional capital.

         The overarching goal of all of the above transactions was to have a custom soil blending business in Homestead, Florida with a state of the art soil blending plant, together with a controlling interest in a premium producer of Canadian sphagnum peat moss.

Business Activities

         We are a custom blender of soil mixes for the commercial nursery industry. Our current annual revenue is $3,070,376, which is approximately 100% of our current capacity.

         In February, 1999, we began construction of a new $1,700,000 soil blending facility located near Homestead, Florida, the heart of the Florida nursery industry. It will have the capacity to produce upwards of approximately $15,000,000 in revenues from the sale of blended soil products annually (based on current market prices). In addition to the increased capacity, the new facility is located within fifteen minutes of the Homestead commercial nursery markets. We believe that, with our increased capacity and the proximity of the new facility to the Homestead commercial nursery market, we will be able to increase our revenues and generate operating profits. The plant is anticipated to be completed in April, 2002 and is virtually completed as of the date of this Prospectus. We have received our certificate of occupancy and are in the process of completing the final installation of the equipment. We are presently trying to raise the capital needed to finance the completion of the new plant and/or payoff the existing debt obtained to complete the new plant. There can be no assurance that we will be successful with this or any other activity to raise additional capital.


Soil Blending

         Our ingredients for custom soil blending are Canadian and Florida peat moss, sawdust, sand, wood chips, pine bark and wood mulch. The soil blends are made for a specific purpose such as the germination of seeds, the propagation of cuttings, or growing plants and flowers in pots.

         We obtain raw materials for the blending processes from Torland and other vendors located in Florida and Southern Georgia.

Differentiation From Competition

     Currently we are one out of five major soil mixing companies serving the South Florida area. These companies include Atlas Peat & Soil, Florida Potting, Tuco Peat and Reliable Peat & Soil. These companies have significantly greater financial resources than we do. The disparity in financial resources tend to keep us at a significant competitive disadvantage. We do aggressively compete on the basis of price, service and quality of soil mix. As to our Canadian subsidiary, Torland, there are numerous peat bogs with far greater financial and production resources than Torland. Torland does not attempt to compete with these bogs, but rather acts as an independent supplier to the LPS operation. Excess product is sold to third parties at prevailing market rates. This does not account for a significant amount of our sales volume.

         We differentiate ourselves from competitors by our relationship with Torland, which allows us to purchase high quality sphagnum peat moss at approximately 66% of the cost of other suppliers. Current market pricing for a 55 cubic foot bale of Canadian sphagnum peat moss is between $82 - $93 per bale. We purchase the same size bale from Torland at $60 per bale. Our new mixing plant will significantly increase our capacity to produce our custom blended soil products with efficiencies that are expected to reduce our current unit costs, and enhance our commitment to customer service.

         Canadian sphagnum peat moss currently represents approximately 29% of the total product cost of our various soil blends. Even with the savings we have in the purchase of Canadian sphagnum peat moss, to this point we have been unable to generate positive income from operations due to the inefficiencies associated with our Boynton Beach, Florida location. The present plant requires two times the labor cost of the new plant, and is over three times slower in producing an average load of blended soil mix. It now takes approximately 2.5 hours to deliver an average load of soil mix as compared to approximately 15 minutes at the new location.

Seasonality

         Our customers are primarily commercial nurseries that require soil mixes on a twelve month basis. Our strongest months for delivery to customers occur during April through June and mid-August through November.

Marketing

         We market our products by direct sales. LPS's current customer base is composed of approximately 350 commercial nurseries throughout Florida.

Government Regulation

         We are subject to federal, state and local regulations including environmental protection regulations. Such regulations deal with the handling, transport and disposal of materials we utilize. We believe that we are in compliance with these regulations.

Trademarks

         None

Employees

         As of April, 2002, we had 12 employees of which four are in management. We do not expect to have to hire any additional employees to operate the new soil blending facility. We believe that our labor relations are good. No employee is represented by a labor union.

Subsidiaries

         We have three wholly-owned subsidiaries, LPS Acquisition Corp., a Florida corporation, dba Lantana Peat and Soil, Lator International, Inc., a Florida corporation and 9075-7774 Quebec, Inc. d/b/a/ Torland. LPS operates our soil mixing business. Lator was acquired in order to obtain its right to acquire Torland. 9075-7774 Quebec, Inc. acquired Torland on August 15, 1999.

Properties

         Our principal executive offices are located at 5295 Town Center Road #301, Boca Raton, Florida 33486, tel. (561) 394-2443. Our principal executive offices are leased through a sub lease arrangement with our president, Robert I. Claire. The lease is on a month to month basis beginning November 2001 for a monthly payment of $1,000. In December 1998, LPS entered into a lease for its new facility in Homestead, Florida. The lease is for a term of ten years with five consecutive three year options, exercisable at LPS's option (twenty-five years including options). The terms of the lease call for monthly lease payments of $7,500 in year one, $9,000 in year two and $15,000 for years thereafter. LPS will commence monthly rental payments when it occupies the facility.

         The peat moss bog at Torland is comprised of 4,700 acres. The bog is leased from the Canadian government under five separate leases and the leases are for a 15 year term at a total rent of $1,100 each. The current lease term expires in 2008. The leases self-renew for another 15 year term.

Overall Cash Flow Situation

         A total of approximately $300,000 will be needed to complete our planned new plant facility by February, 2002. The total cost of the plant and improvement is estimated at $1,700,000 of which we have already funded $1,400,000. In addition, $921,000 is due in payments relating to the Torland acquisition over the next five years of which $200,000 is past due. We are currently operating in a deficit cash position and do not generate positive cash flow from our current operations. There can be no assurance that we will be successful in finding an investor or group of investors.

         In connection with our acquisition of Torland we are obligated to pay, as renegotiated on January 18, 2001 (in addition to the $400,000 we paid at the time of closing) an additional $921,000 as follows: $50,000 on February 28, 2001, $50,000 on July 31, 2001, $100,000 on December 31, 2001 and the balance of
$721,000 in sixty equal installments of principal and interest beginning February 1, 2002. This obligation is payable with interest at 8% per annum. We have not made our February, July and December payments or any of our monthly installment payments. We have not been provided with notice of default under this obligation. No assurance, however, can be given that we will be able to raise the additional capital necessary to make the required payments. We are presently trying to raise the capital needed to fund the balance of the transaction. There can be no assurance that we will be successful with this or any other activity to raise additional capital.

         On October 24, 2000 we entered into a total of $643,283 of convertible promissory notes, with interest at 10%, interest and principal due in full on March 31,2001. The notes were issued in exchange for notes outstanding in similar amounts. The entire unpaid principal balance and all unpaid accrued interest owing, together with all other charges, if any, on these notes, were payable by either (i) cash or (ii) conversion into out common stock at a conversion price of $.25 per share.

         On March 31, 2001, in consideration for delays experienced in the opening of the Homestead plant, $407,283 of the above convertible notes were modified as follows:

         1. The notes shall be converted at any time prior to April 30, 2001, at such date as the note holder shall determine by written notice to the Company,
         2. The price of conversion shall be the market price
         3. The convertible notes shall include a detachable warrant to purchase 2,000,000 shares of common stock at $.10 per share for a period of one year
         4. The Company shall file a registration statement with regard to the underlying shares.

         On April 30, 2001 $407,283 of notes together with $21,029 of accrued interest were converted into 5,366,405 shares of common stock.

         On the same date, in consideration for delays experienced in the opening of the Homestead plant, $235,000 of the convertible notes were modified as follows: 1. The notes shall be converted at any time prior to April 30, 2001, at such date as the note holder shall determine by written notice to the Company, 2. The price of conversion shall be the market price 3. The Company shall file a registration statement with regard to the underlying.

         On April 30, 2001 $235,000 of notes together with $12,104 accrued interest were converted into 3,088,801 shares of common stock.


         On September 26, 2000, we entered into a credit facility with our new President to provide for an investment of up to $1,500,000 to finance our operations and growth. All amounts advanced are to be added to an existing promissory note to the President dated May 28, 1998, which note bears interest at 10% per annum. All amounts advanced under the credit facility and the note shall be secured by a first lien on our new plant to be installed in Homestead, Florida. The holder of the note has the option to convert all or part of the principal and accrued interest due there under the note into our Series C preferred stock. As of April 8, 2002 the holder had not made any election to convert any of the outstanding balance due. The approximate outstanding balance including amounts advanced under the future provisions of the note, of the loan at March 31, 2002 is $2,000,000.


Legal proceedings

         On March 26, 2002, the Company and its President were served with a lawsuit filed in the Circuit Court of Palm Beach County Florida styled Gittelstob vs American Group, Inc. and Robert I. Claire seeking the enforcement of a guaranty of an obligation owed to a third party by Eric W. Deckinger the president of LPS Acquisition Corp. and a member of its Board of Directors in the amount of $352,500. The Company believes the filing to be premature and will defend the lawsuit vigorously. The Company gives no assurance that it can be victorious. A judgment against the Company could have a material adverse effect on the Company.

         In March 2002, the Company received notice of acceleration and default of payment of four (4) operating equipment leases for equipment utilized at its Boynton Beach, Florida plant. The equipment utilized is essential to the production of soil-mixes distributed by the Company. The loss of any such equipment would impair the Company's ability to meet its customers demands which could have a material adverse effect on the Company.

         On March 4, 2002, the Company received written notice that the bank with which it has an operating line of credit was closed by the Federal Deposit Insurance Corporation as Receiver. Under powers afforded Receivers under Federal banking laws, the Receiver disaffirmed its contractual obligations under the line of credit. While the Company is in the process of determining whether it has a claim against the Receiver, the Company's inability to open a line of credit with another financial institution could have a material adverse effect on the Company.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

Forward-looking Statement and Information

         We are including the following cautionary statement for any forward-looking statements made by, or on our behalf. Forward-looking statements include statements concerning plans, objectives, goals, strategies, expectations, future events or performance and underlying assumptions and other statements, which are other than statements of historical facts. Certain statements contained herein are forward-looking statements and, accordingly, involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Our expectations, beliefs and projections are expressed in good faith and are believed by us to have a reasonable basis, including without limitations, management's examination of historical operating trends, data contained in our records and other data available from third parties, but there can be no assurance that management's expectations, beliefs or projections will result or be achieved or accomplished. In addition to other factors and matters discussed elsewhere herein, the following are important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements: our ability to effectuate and successfully operate acquisitions and our ability to obtain acceptable forms and amounts of financing to fund planned acquisitions and the new facility in Homestead.

Introduction

         In Note 2 to the audited financial statements, our independent auditors have reported that we have suffered recurring losses from operations that raise substantial doubt about our ability to continue as a going concern. Our continued existence is dependent upon our ability to resolve our liquidity problems, principally by obtaining equity capital and commencing profitable operations. While pursuing equity capital, we must continue to operate on cash flow generated from financing activity. We experienced a loss available to common stockholders of $4,670,647 for the year ended May 31, 2001 and have a negative working capital of $2,786,556. We experiencd a loss available to common stockholders of $1,341,927 for the six months ended November 30, 2001 and have a negative working capital of $4,391,954 at November 30, 2001. These factors raise substantial doubt about our ability to continue as a going concern. The opinion expressed by our auditors clearly highlights our negative financial condition, which condition evidences the high degree of risk associated with making an investment in our Company. Our financial condition also makes finding suitable investors difficult due to the risk involved.

         We will need approximately $1,100,000 in order to remain viable as a going concern for the current fiscal year. If we are unable to obtain these funds we will not be able to continue as a going concern and you will lose your entire investment in our stock.


         Our plans in regard to this matter are to raise capital, become profitable by integrating operations with Torland and increase efficiency by relocating our operations into a new state of the art soil blending facility in Homestead, Florida, close to the major portion of our customer base. Additionally, we plan, along with the integration with Torland, to begin utilizing this blending plant which we believe will substantially decrease our operating costs. We believe these efforts will generate positive cash flow.

Year Ended May 31, 2001 compared to May 31, 2000

         Revenues for the year ended May 31, 2001 were $3,070,376 compared to $2,497,330 for the year ended May 31, 2000. The increase in sales can be attributed to the inclusion of three full months of sales for Torland which was acquired on August 15, 1999, and an increase in sales at LPS. Gross profit margins as a percentage of revenues for the year ended May 31, 2001 and 2000 were (3.3)% and (0.5)%, respectively. The decrease in the gross profit margin can be attributed to increased labor and material costs as a percentage of sales. Our current facility is not adequate to handle the volume of business currently in place. Due to our poor cash flow during the years ended May 31, 2001 and 2000, we were unable to avail ourselves of any purchase discounts that would have otherwise been available had we been able to make commitments to purchase products in greater quantities. We estimate that the price of material is 20% higher than the price that could be obtained if we were able to take advantage of volume price discounts.

         Operating expenses for the year ended May 31, 2001 and 2000 were $1,817,943 and $1,679,040, respectively. For the year ended May 31, 2001 and 2000, operating expenses included a $87,320 and $319,617, respectively, provision against certain officer loans. For the year ended May 31, 2001 expenses included a provision to settle a potential claim for $320,000.


         The net loss available to common stockholder of $4,670,647 for the year ended May 31, 2001 consisted of non-cash charges of $2,916,705 (which included depreciation and amortization costs of $305,638, an impairment charge to goodwill of $1,051,562, preferred stock dividends and other charges of $783,343 and stock issued for debt conversion and release of an unasserted claim of $776,162) and other operating losses of $1,753,942. The net loss of $1,975,968 for the year ended May 31, 2000 consisted of non-cash losses of $606,720 (which included depreciation and amortization costs of $287,049 and a provision of approximately $319,671 charged to compensation for certain officer loans) and operating losses of $1,369,248.


         At May 31, 2001, we had cash and cash equivalents of $1,471 which was a decrease of $8,261 compared to the cash held at May 31, 2000. During the year ended May 31, 2001, we used net cash for operations of $1,236,713, which was primarily due to our operating loss. This was funded by additional borrowings. In addition, we had a working capital deficit of $2,786,556 at May 31, 2001.

Six months Ended November 30, 2001 compared to for the six months ended November 30, 2000

         Revenues for the six months ended November 30, 2001 were $1,479,591 compared to $1,842,537 for the six months ended November 30, 2000. The decrease in sales can be attributed to a decrease of sales at LPS. Gross loss margins as a percentage of revenues for the six months ended November 30, 2001 and 2000 were (4.8%) and (6.4%), respectively. The Company's current facility is not adequate to handle the volume of business currently in place. Due to the Company's poor cash flow during the six months ended November 30, 2001, the Company was unable to avail itself of any purchasing discounts that would have otherwise been available had the Company been able to make commitments to purchase products at greater amounts. The Company estimates that the price of material is 20% higher than the price that could be obtained if the Company were able to take advantage of volume price concessions. The Company will relocate to Homestead, FL where it is expected to reverse the negative gross profit trend. Operating expenses for the six months ended November 30, 2001 and 2000 were $1,016,299 and $914,127, respectively, consisting of selling, general and administrative expenses. The net losses available to common stockholders for the six months ended November 30, 2001 and 2000 were $1,341,927 and $2,269,409, respectively. The decrease is due to the payment-in-kind of preferred stock valued at the stated value of $800 per share which amounted to approximately $1,218,472 and the issuance of 300,000 share of the Company's common stock, valued at $56,550 (market value), in exchange for the retirement of certain warrants issued in connection with convertible debt and the extension for payment of this debt during the six months ended November 30, 2000.

Three months Ended November 30, 2001 compared to for the three months ended November 30, 2000

         Revenues for the three months ended November 30, 2001 were $663,153 compared to $979,686 for the three months ended November 30, 2000. The decrease in sales can be attributed to a decrease of sales at LPS. Gross loss margins as a percentage of revenues for the three months ended November 30, 2001 and 2000 were (3.1%) and (7.4%), respectively. The Company's current facility is not adequate to handle the volume of business currently in place. Due to the Company's poor cash flow during the three months ended November 30, 2001, the Company was unable to avail itself of any purchasing discounts that would have otherwise been available had the Company been able to make commitments to purchase products at greater amounts. The Company estimates that the price of material is 20% higher than the price that could be obtained if the Company were able to take advantage of volume price concessions. The Company will relocate to Homestead, FL where it is expected to reverse the negative gross profit trend. Operating expenses for the three months ended November 30, 2001 and 2000 were $495,688 and $524,724, respectively, consisting of selling, general and administrative expenses. The net losses available to common stockholders for the three months ended November 30, 2001 and 2000 were $647,379 and $1,087,028, respectively. The decrease is due to the payment-in-kind of preferred stock valued at the stated value of $800 per share which amounted to approximately $618,128 and the issuance of 300,000 share of the Company's common stock, valued at $56,550 (market value), in exchange for the retirement of certain warrants issued in connection with convertible debt and the extension for payment of this debt during the three months ended November 30, 2000.

         At November 30, 2001, the Company had cash and cash equivalents of $119,097, which was an increase of $117,626 compared to the cash held at May 31, 2001. During the six months ended November 30, 2001, the Company used net cash for operations of $525,087, which was primarily due to the Company's operating loss. This was funded by additional borrowings. In addition, the Company had a working capital deficit of $4,391,954 at November 30, 2001.

Qualitative Discussion

         We believe that our present operations will require us to obtain additional capital during the next twelve months. One of our objectives for the next twelve months is to increase our capital base so that we can increase the scope of our operations with the completion of our new soil blending facility, and to acquire additional soil blending capacity. It is unknown at this time whether we will be successful in raising capital at reasonable terms. We have been unable to meet our cash requirements for our current operations through internal cash flow in the prior twelve months. These requirements were only met by the additional sale of stock or borrowings. We believe that the cash requirements for our current operations during the next twelve months, excluding capital requirements for the construction of our new soil blending facility, can be met through LPS's internal cash flow from operations. We believe that the operations from the new facility will dramatically change our cash flow so as to have our cash flow needs provided by operations. Until such time we will need to generate loans and raise capital in order to continue to operate. Our other cash requirements would be in connection with additional capital for our growth, if any, in an amount not yet determined. In addition, Torland will continue to sell its spagum peat moss product to other customers. We must pay $921,283 in connection with the acquisition of Torland.

         Until such time as our operating results improve sufficiently, we must obtain outside financing to fund the expansion of our business and to meet our obligations. Any additional debt or equity financing may be dilutive to the interests of our stockholders. Such outside financing must be provided from the sale of equity securities, borrowing, or other sources of third party financing in order for us to expand our operations. Further, the sale of equity securities could dilute our existing stockholders' interest, and borrowings from third parties could result in our assets being pledged as collateral and loan terms which would increase our debt service requirements and could restrict our operations. There is no assurance that capital will be available from any of these sources, or, if available, at terms and conditions acceptable to us.

                                   MANAGEMENT

         The following table sets forth our directors and executive officers.

         Name and Address              Age             Position
         ----------------              ---             --------

         Robert I Claire               42              Director, President

         John Stewart                  57              Director, Treasurer
                                                       and Vice-president

         Eric W. Deckinger             54              Director, President
                                                       LPS Acquisition Corp.

         Louis Zannette                41              Director, President
                                                       Torland

         Timothy S. Hart               43              Director

         Jerry Jennings                61              Director

         Directors are elected annually and hold office until the next annual meeting of our stockholders or until their successors are elected and qualified. Officers serve at the discretion of the Board of Directors. There is no family relationship between or among any of our directors and executive officers. We do not pay any cash compensation for attendance at directors meetings or participation in directors functions.

Biographies

         Robert I. Claire,J.D., C.P.A. has been employed by us since October 3, 2000 when he assumed the role of our president. Mr. Claire also became our director at that time. Mr. Claire, 42, is a sole practitioner and former partner at the law firm of Kind, Selman & Claire of Boca Raton, Florida. He previously served as counsel to American Group, Inc. and its subsidiaries. Specializing in real estate, corporate and business law, Mr. Claire moved into a position previously held by Mr. Eric Deckinger. Mr. Claire has been an attorney since 1984.

         Eric W. Deckinger is the president of LPS and a director of the Company, positions he has held since May 1998. Mr. Deckinger was the general manager of LPS and President of Kedac from 1994 until 1997.

         Mr. Deckinger was the principal stockholder, director and executive officer of Kedac. In December 1994, Kedac, purchased the assets of Can-Flo, which at that time owned Lantana Peat & Soil. Shortly thereafter, a creditor of Can-Flo filed suit against Kedac claiming a fraudulent transfer of the assets from Can-Flo to Kedac. In January 1997, Kedac filed under Chapter 11 of the Bankruptcy Code in order to stop the litigation. In August, 1997, the court approved a liquidating Chapter 11 plan for Kedac, whereby LPS purchased the assets of Kedac and assumed certain liabilities of Kedac. One of the assets acquired by LPS was the name Lantana Peat and Soil and LPS has continued to operate the Company under that name. The lawsuit was discharged in Bankruptcy in August 1997. We subsequently acquired LPS in May, 1998.

         John Stewart was the general manager of Kedac, the predecessor of LPS, from 1994 (which was acquired by LPS in 1997) until LPS was acquired by the Company in 1998. He has been a director of the Company since May, 1998. Prior to 1994, Mr. Stewart was employed on other capacities by Kedac, Inc., the predecessor of LPS.

         On October 6, 2000 Timothy S. Hart, C.P.A. became director of the Company. Mr. Hart, 43, is the sole practitioner of TSH Accounting LC of Plantation, Florida, a position he has held since 1997. He previously served as principal financial officer of Weitzer Homebuilders, a real estate developer located in Miami Lakes, Florida from 1994 to 1997.

         On November 7, 2000 Gerard M. Jennings became director of the Company. Mr. Jennings, 61, is a president and CEO of Emerson Gerard, an investor relations/public relations firm located in Boynton Beach, Florida. Mr. Jennings has held this position since 1994.

         On October 6, 2000 Louis Zanette became director of the Company. Mr. Zanette, 42, is President of Torland, a wholly-owned subsidiary of the Company. Mr. Zanette has held this position since 1994.


Item 6. Executive Compensation.

         The following table reflects compensation for services to the Company for the fiscal years ended May 31, 2001 and 2000 of the chief executive officer. No other executive officer of the Company received compensation, which exceeded $100,000 during 2001 and 2000.

----------------------------------------------------------------------------------------------------------------
SUMMARY COMPENSATION TABLE
----------------------------------------------------------------------------------------------------------------
ANNUAL COMPENSATION                                              LONG TERM COMPENSATION
----------------------------------------------------------------------------------------------------------------
                                                                 AWARDS                       PAYOUTS
----------------------------------------------------------------------------------------------------------------
                                                  OTHER                                                  ALL
NAME AND                                          ANNUAL         RESTRICTED   SECURITIES                 OTHER
PRINCIPAL                                         COMPEN-        STOCK        UNDERLYING      LTIP       COMPEN-
POSITION            YEAR    SALARY      BONUS     SATION         AWARDS       OPTIONS/SARS    PAYOUTS    SATION
----------------------------------------------------------------------------------------------------------------
Eric W. Deckinger   2001    $93,600     --      10,050 (1)         --             --            --         --
President, LPS
----------------------------------------------------------------------------------------------------------------
                    2000    $93,600     --      10,050 (1)         --             --            --         --
----------------------------------------------------------------------------------------------------------------
                    1999    $93,600     --      10,050 (1)         --             --            --         --
----------------------------------------------------------------------------------------------------------------

(1) Car Allowance

         The Company does not pay its directors any compensation for serving in such capacity.

Employment Agreements

         We do not have an employment contract with any of our employees. We anticipate entering into employment agreement with Mr. Claire and Mr. Deckinger and a chief financial officer in the near future. The material terms of the anticipated agreements have not been determined.

Employee Stock Option Plan

         We believe that equity ownership is an important factor in our ability to attract and retain skilled personnel, and our board of directors may adopt an employee stock option program. The purpose of the stock option program will be to further our interest, our subsidiaries and our stockholders by providing incentives in the form of stock options to key employees and directors who contribute materially to the success and profitability of the Company. The grants will recognize and reward outstanding individual performances and contributions and will give such persons a proprietary interest in us, thus enhancing their personal interest in our continued success and progress. This program will also assist us and our subsidiaries in attracting and retaining key employees and directors.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information as of January 3, 2002, with respect to the beneficial ownership of shares of common stock by (i) each person who is known to us to beneficially own more than 5% of the outstanding shares of common stock, (ii) each director of the Company, (iii) each executive officer of the Company and (iv) all executive officers and directors of the Company as a group. Unless otherwise indicated, each stockholder has sole voting and investment power with respect to the shares shown.


                                           Shares Beneficially
Name and address of Beneficial Owner        owned Number           Percent

Robert Kohn
5295 Town Center Road  #301
Boca Raton,  FL  33486                       22,881,935 (1)         70.79%

Jessica Kohn
5295 Town Center Road  #301
Boca Raton,  FL  33486                        1,853,281             19.63%

Jeffrey Kohn
5295 Town Center Road  #301
Boca Raton,  FL  33486                          926,640              9.82%

Evergreen Investment Group  LP
4050 NE 25th Avenue
Lighthouse Point,  FL  33064                 12,765,576 (2)         57.58%

MJ Shulman, Inc.
7777 Glades Road  #213
Boca Raton,  FL  33434                        7,377,405 (3)         64.48%

Craig Isrow
7777 Glades Road  #213
Boca Raton,  FL  33434                       13,729,161 (4)         59.25%

Franklyn Weichselbaum
7777 Glades Road  #213
Boca Raton,  FL  33434                       13,729,161 (4)         59.25%

Herb Gimelstob
5295 Town Center Road  #301
Boca Raton,  FL  33486                        4,576,387 (5)         32.65%

Louis Zanette
5295 Town Center Road  #301
Boca Raton,  FL  33486                           35,000              0.37%

TSH Accounting LC
5295 Town Center Road  #301
Boca Raton,  FL  33486                            1,500 (6)          0.02%

Eric Deckinger
5295 Town Center Road  #301
Boca Raton,  FL  33486                          332,550              3.52%

Robert I Claire
5295 Town Center Road  #301
Boca Raton,  FL  33486                           19,700              0.21%


All officers and directors as a group           388,750              4.12%


                                             78,228,296 (7)         68.38%

----------

(1) Includes 22,881,935 shares which would be issuable upon the conversion of preferred stock.
(2) Includes 12,728,076 shares which would be issuable upon the conversion of preferred stock. The shares of Evergreen Investment Group LP are voted by Roy Bresky
(3) Includes 2,000,000 shares which would be issuable upon the exercise of warrants. The shares of MJ Shulman, Inc. are voted by Manny Shulman
(4) Includes 13,729,161 shares which would be issuable upon the conversion of preferred stock.
(5) Includes 4,576,387 shares which would be issuable upon the conversion of preferred stock.
(6) TSH Accounting LC is owned and operated by Timothy S. Hart a director of the Company
(7) Includes (i) 2,000,000 shares which would be issueable upon the exercise of warrants and (ii) 102,968,707 shares which would be issuable upon the conversion of preferred stock.

                                 INDEMNIFICATION

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The following summary description of material provisions of our Articles of Incorporation and Bylaws is qualified in its entirety by reference to the Articles of Incorporation ("Articles") and the Bylaws of the Company, copies of which are included as exhibits to the Form SB-2 which we have filed with respect to the Securities being offered. See, "Additional Information".

         The Company's Articles of Incorporation, Article 10, provides that no Director or Officer of the Company shall be personally liable to the corporation of any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer provided, however, that the foregoing provision shall not eliminate or limit the liability of a director of officer for acts or omission which involve intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article of the Stockholders of the Company shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Company for acts or omission prior to such repeal or modification.

         The Company's Bylaws, Article IX, provides:

         a.) Any person made a party to any action, suit or proceeding, by reason of the fact that he, his testator or interstate representative is or was a director, officer or employee of the Company or any company in which he served as such at the request of the Company shall be indemnified by the Company against the reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense of such action, suit or proceedings, or in connection with any appeal therein, except in relation to matters as to which it shall be adjudged in such action suit or proceeding or in connection with any appeal therein that such officer director or employee is liable for the gross negligence of misconduct in the performance of his duties.

         b.) The foregoing right of indemnification shall not be deemed exclusive of any other rights to which any officer or director or employee may be entitled apart from the provisions of the section

         c.) The amount of indemnity to which any officer or any director may be entitled shall be fixed by the Board of Directors, except that in any case in which there is no disinterested majority of the Board available, the amount shall be fixed by arbitration pursuant of the then existing rules of the American Arbitration Association.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Our current board of directors has adopted a policy that our affairs will be conducted in all respects by standards applicable to publicly-held corporations and that we will not enter into any transactions and/or loans between ourselves and our officers, directors and 5% stockholders, unless the terms are no less favorable than could be obtained from independent third parties and unless such transactions are approved by a majority of our independent disinterested directors.


         In May, 1999, we issued 862,158 shares of non-voting Series A preferred stock to MJ Shulman, Inc. in exchange for $862,158 of our debt held by MJ Shulman, Inc. We believe that MJ Shulman, Inc. had knowledge and experience in financial and business matters which allowed it to evaluate the merits and risk of the purchase of our securities. We believe that MJ Shulman, Inc. was knowledgeable about our operations and financial condition. The terms and conditions of this financing were determined by the parties through arms length negotiations.

         On June 13, 2000 we designated 5,900 shares of Series B convertible preferred stock. The preferred stock had a stated value of $800 per share. The holders of the preferred stock were entitled to receive a dividend at the rate of 5% per annum payable semi-annually, in arrears. The dividend could be paid in cash, or by the in-kind payment of common stock. The preferred stock could be converted into a quantity of shares of our common stock that, after conversion, equal 59% of the then outstanding common stock on the day immediately prior to the conversion and each share of preferred stock was convertible into its pro rata quantity of our common stock. The calculation was made, as if, the total original issue quantity of shares of the preferred stock was being converted in each occurrence of conversion.

         Concurrent with the designation, we issued 2,400 shares of Series B preferred stock to M.J.Shulman, Inc. in exchange for debt outstanding at May 31, 2000 in the original amount of $355,000 and unpaid interest thereon and the quantity of 862,158 shares of our series A preferred stock.

         Concurrent with the designation we issued 937 shares of Series B preferred stock to Jessica Kohn in exchange for debt in the original face amount of $750,000 outstanding at May 31, 2000 and unpaid interest thereon. These shares were later transferred to Robert Kohn in a private transaction.

         On July 9, 2000 we entered into an agreement to issue up to an additional 1,564 shares of series B preferred stock in exchange for total consideration of up to $1,251,200. Jeffrey and Keith Kohn (sons of Robert Kohn) tendered and delivered to the Company marketable securities as in-kind consideration of the purchase price of the Series B preferred stock. We issued Series B preferred stock to the subscribers on a pro rata basis as we received proceeds from the liquidation of the marketable securities. In the event the proceeds exceeded $1,251,200, the excess would have been deemed an unsecured demand loan from the subscriber, bearing interest at 9%. We issued 740 shares of Series B preferred stock for total consideration of $305,000 pursuant to this agreement. These shares were later transferred to Robert Kohn in a private transaction.

         On October 26, 2000, we designated 9,000 shares of convertible preferred stock as Series C which has a stated value of $800 per share. The holders of the Series C preferred stock are entitled to receive dividends at the rate of 5% per annum payable semi-annually, in arrears. The dividends may be paid in cash, or by the in-kind payment of common stock. Payment of dividends in cash can only be paid if we have earnings. The preferred stock may be converted into a quantity of shares of our then outstanding common stock that, after conversion, equal 90% of the then outstanding common stock on the day immediately prior to the conversion, and each share of preferred stock is convertible into its pro rata quantity of our common stock. The calculation is made based as if the total original issue quantity of shares of the preferred stock is being converted in each occurrence of conversion.

         Concurrent with the designation of the Series C preferred stock, we issued 2,400 shares of the Series C preferred stock to MJ Shulman, Inc. in exchange for 2,400 shared of the Series B preferred stock; 2,000 shares of the Series C preferred stock to Robert Kohn in exchange for 1,677 shared of the Series B preferred stock, and concurrent with the designation of the Series C preferred stock, we issued 800 shares of the Series C preferred stock to Evergreen Investment Group, LP, a limited partnership, in exchange for $600,000 of convertible debt.


         On October 24, 2000 we entered into a total of $643,283 of convertible promissory notes, with interest at 10%, interest and principal due in full on March 31, 2001 with MJ Shulman, Inc. ($407,283) and Robert Kohn ($235,000). The notes were issued in exchange for notes outstanding in similar amounts. The entire unpaid principal balance and all unpaid accrued interest owing, together with all other charges, if any, on these notes, were payable by either (i) cash or (ii) conversion into our common stock at a conversion price of $.25 per share.

         On March 31, 2001, in consideration for delays experienced in the opening of the Homestead plant, $407,283 of the above convertible notes were modified as follows:

         1. The notes shall be converted at any time prior to April 30, 2001, at such date as the note holder shall determine by written notice to the Company,
         2. The price of conversion shall be the market price
         3. The convertible notes shall include a detachable warrant to purchase 2,000,000 shares of common stock at $.10 per share for a period of one year
         4. The Company shall file a registration statement with regard to the underlying shares.

         On April 30, 2001 $407,283 of notes together with $21,029 of accrued interest held by MJ Shulman were converted into 5,366,405 shares of common stock.

         On the same date, in consideration for delays experienced in the opening of the Homestead plant, $235,000 of the convertible notes held by Robert Kohn were modified as follows: 1. The notes shall be converted at any time prior to April 30, 2001, at such date as the note holder shall determine by written notice to the Company, 2. The price of conversion shall be the market price 3. The Company shall file a registration statement with regard to the underlying.

         On April 30, 2001 $235,000 of notes together with $12,104 accrued interest were converted into 3,088,801 shares of common stock.

         On September 26, 2000, we entered into a credit facility with Robert I. Claire, our President to provide for an investment of up to $1,500,000 to finance our operations and growth. All amounts advanced are to be added to an existing promissory note to the President dated May 28, 1998, which note bears interest at 10% per annum. All amounts advanced under the credit facility and the note shall be secured by a first lien on our new plant equipment to be installed in Homestead, Florida. All or part of the total monies advanced may be classified as a bridge loan which shall be repayable at such time permanent financing is obtained with respect to the Plant. The holder of the note has the option to convert all or part of the principal and accrued interest due under the note into our Series C preferred stock. As of April 8, 2002 the holder had not made any election to convert any of the outstanding balance due. The approximate outstanding balance including amounts advanced under the future provisions of the note, on this loan at April 8, 2002 is approximately $2,000,000.

         During the year ended May 31, 2001 the Company entered into an agreement with an accounting services corporation owned by a Director in order to obtain accounting and consulting services for the Company and its wholly owned subsidiaries. The agreement calls for payments of $11,700 per month. During the years ended May 31, 2001 and 2000 payments to this corporation totaled $113,900 and $93,740, respectively.

                  PLAN OF DISTRIBUTION/SELLING SECURITY HOLDERS

Plan of distribution

         The shares offered hereby may be sold from time to time directly by the selling security holders. Alternatively, these selling security holders may from time to time offer the shares through underwriters, dealers or agents. The distribution of the shares by the selling security holders may be effected in one or more transactions that may take place on the over-the-counter market in the event a trading market is established on the over-the-counter market, including:

o        ordinary broker's transactions,

o        privately-negotiated transactions or

o through sales to one or more broker-dealers for resale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

         Customary or specifically negotiated brokerage fees or commissions may be paid by the selling security holders in connection with such sales of shares. The shares offered by the selling security holders may be sold by one or more of the following methods, without limitations:

o a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;

o ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

o face-to-face transactions between sellers and purchasers without a broker-dealer.

         In effecting sales, brokers or dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. The selling security holders and intermediaries through whom such shares are sold may be deemed "underwriters" within the meaning of the Securities Act of 1933 with respect to the shares offered, and any profits realized or commissions received may be deemed underwriting compensation.

         At the time a particular offer of shares is made by or on behalf of a selling security holder, to the extent required, a prospectus will be distributed which will set forth the number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by any underwriter for shares purchased from the selling security holder and any discounts, commissions or concessions allowed or reallowed or paid to dealers and the proposed selling price to the public.

         The following security holders may offer shares of common stock pursuant to the Prospectus. Except as indicated below, none of the selling security holders having any affiliation with us other than as security holders:


                             NUMBER            NUMBER OF SHARES       NUMBER OF WARRANTS    NUMBER OF COMMON SHARES
                             OF SHARES AND     WHICH MAY BE           TO BE OWNED           BENEFICIALLY OWNED
                             WARRANTS          OFFERED PURSUANT TO    AFTER THE             AFTER THE
NAME                         OWNED             THIS PROSPECTUS        OFFERING              OFFERING*
----                         -------------     -------------------    ------------------    ------------------------
MJ Shulman, Inc.             7,366,405(*)      7,366,405                 --                           --
Jessica Kohn                 1,853,281         1,853,281                 --                           --
Jeffrey Kohn                   926,640           926,640                 --                           --
Mark Quinn                     154,440           154,440                 --                           --
Ben Kafka                      154,440           154,440                 --                           --
Glenn A. Bonnema                96,888            96,888                 --                           --
Anthony S. Moreno               96,888            96,888                 --                           --
Paul R. Mathis                  48,444            48,444                 --                           --
Leo and Shirly Hejmanowski     144,773           144,773                 --                           --
Catherine M. Hejmanowski       217,999           217,999                 --                           --

     *Assuming all Shares are sold in this offering.

                            DESCRIPTION OF SECURITIES

         Our authorized capital stock consists of 50,000,000 shares of common stock, $0.001 par value and 10,000,000 shares of preferred stock, $.001 par value. As of April 8, 2002, we had issued and outstanding 9,440,954 shares of common stock and 5,913 shares of Series C preferred stock.

         The board of directors has the authority, without the action of the existing common shareholders, to issue all or a portion of the authorized but unissued shares of common stock. Such shares may be issued to management, promoters, or their affiliates or associates, for compensation for services rendered to us as the Board of Directors may, from time to time deem appropriate. A large issuance of common stock would most likely have a material adverse effect on prevailing market prices, impair our ability to raise capital through the sale of equity securities and increase dramatically the number of common shares issuable upon conversion of the Series C convertible preferred stock.

Common Stock

         The holders of common stock are entitled to one vote per share with respect to all matters required by law to be submitted to our stockholders. The holders of common stock have the sole right to vote, except as otherwise provided by law or by the Articles of Incorporation. The common stock does not have any cumulative voting, preemptive, subscription or conversion rights. The election of directors and other general stockholder action requires the affirmative vote of a majority of shares represented at a meeting in which a quorum is represented.

         The holders of common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefor only after accrued dividends are paid to holders of preferred stock and other senior securities. In the event of liquidation, dissolution or winding up of our affairs, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them subject to the rights of holders of preferred stock and other senior securities.

         As part of an agreement to modify certain convertible notes we issued 2,000,000 detachable warrants to purchase common stock at $.10 per share for a period of one year.

Preferred Stock

Series A

         There have been designated 1,000,000 shares of Series A preferred stock. The preferred stock has a stated value of $1.00 per share. The holders of preferred stock are entitled to receive dividends at the rate of 5% per annum payable semi-annually, in arrears. At our sole discretion, the dividends may be paid in cash, or by the in-kind payment of common stock. A cash dividend shall only be made out of funds legally available therefor. If dividends are paid in common stock, the value of the in-kind common stock shall be the current market price. In the event we fix a record date for the determination of holders of common stock entitled to receive a dividend or other distribution with respect to the common stock payable in (i) our securities other than shares of common stock or (ii) assets, then and in each such event the holders of preferred stock shall receive, at the same time such distribution is made with respect to common stock, the number of securities or such other assets which they would have received had their preferred stock been converted into common stock immediately prior to the record date for determining holders of common stock entitled to receive such distribution.

         The preferred stock is not convertible into any of our securities. The preferred stock shall have no voting rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of preferred stock then outstanding shall be entitled to receive out of assets of the Corporation available for distribution to stockholders, before any distribution of assets is made to holders of any other class of capital stock of the Corporation, an amount equal to $1.00 per share, plus accumulated and unpaid dividends thereon to the date fixed for distribution.

         At or before May 31, 2004, if there is a transaction resulting in any person or group acquiring beneficial or pecuniary ownership of 50% or more of the common equity of the Company, then the Company, at its sole discretion, may redeem any and/or all of the shares of Series A preferred stock as may be outstanding, upon thirty days written notice to holders. In such event, the redemption price for each share of Series A preferred stock shall be $3.00, plus cash payment for accumulated and unpaid dividends thereon to the date fixed for redemption. At any time after May 31, 2004, the Company, at its sole discretion, may redeem any and/or all of the shares of Series A preferred stock as may be outstanding, upon thirty days written notice to holders. The redemption price for each share of Series A preferred stock shall be $1.40, plus cash payment for accumulated and unpaid dividends thereon to the date fixed for redemption. We had previously issued and outstanding 862,158 shares of Series A preferred stock. This stock was subsequently retired and presently there are no shares of Series A preferred stock outstanding.

Series B

On June 13, 2000, we designated 5,900 shares of convertible preferred stock as series B which has a stated value of $800 per share. The holders of the Series B preferred stock are entitled to receive dividends at the rate of 5% per annum payable semi-annually, in arrears. The dividend may be paid in cash, or by the in-kind payment of common stock. Payment of dividends in cash can only be paid if we have earnings. The preferred stock may be converted into a quantity of shares of our common stock that, after conversion, equal 59% of the then outstanding common stock on the day immediately prior to the conversion, and each share of preferred stock is convertible into its pro rata quantity of our common stock. The calculation is made based as if the total original issue quantity of shares of the preferred stock is being converted in each occurrence of conversion. This Series B preferred stock was subsequently retired and presently there are no shares of Series B preferred stock outstanding.

Series C

On October 26, 2000, we designated 9,000 shares of convertible preferred stock as Series C which has a stated value of $800 per share. There are presently 5,913 shares outstanding. The holders of the Series C preferred stock are entitled to receive dividends at the rate of 5% per annum payable semi-annually, in arrears. The dividends may be paid in cash, or by the in-kind payment of common stock. Payment of dividends in cash can only be paid if we have earnings. Our preferred stock may be converted into a quantity of shares of our then outstanding common stock that, after conversion, equal 90% of the then outstanding common stock on the day immediately prior to the conversion, and each share of preferred stock is convertible into its pro rata quantity of common stock. The calculation is made based as if the total original issue quantity of shares of the preferred stock is being converted in each occurrence of conversion.

"The computation of the 67,644,720 shares of the common stock issuable upon conversion of the 5912.50 shares of Series C preferred stock (which is currently 65.69% of the total 9,000 shares of Series C preferred stock that can be issued) is computed by assuming the entire 9,000 shares of Series C preferred stock was converted into common stock, which would result in 102,968,707 shares of common stock. The current outstanding Series C preferred stock represents 65.69% of the total available, thus 65.69% of 102,968,707 shares is 67,644,720 shares." The following is a computation showing how the Series C preferred stock that is currently outstanding is convertible into over 67 million shares of common stock.:

                                                               Shares of          Shares of
                                                            Preferred Stock      Common Stock        Percentage
                                                            ---------------      ------------        ----------

Common stock outstanding prior to conversion                                      9,440,956
Common stock warrants outstanding prior to conversion                             2,000,000
                                                                                  ---------

Total common stock and shares issuable upon conversion
  of common stock warrants                                                       11,440,956              10%

Total preferred stock issuable whereby after conversion
  will equal 90% of the then total outstanding common stock     9,000.00        102,968,707              90%
                                                                ========        -----------

Then total outstanding common stock                                             114,409,663
                                                                                ===========

Total preferred stock outstanding                               5,912.50         67,644,720
                                                                ========        ===========

                                  LEGAL MATTERS

         The validity of the shares offered hereby is being passed upon for us by Axelrod Smith & Kirshbaum, Houston, Texas. Robert D. Axelrod, Esquire owns 1500 shares our common stock.

                                     EXPERTS

         The financial statements appearing in this prospectus and registration statement have been audited by Sweeney, Gates & Co. independent certified public accountants, as set forth in their report thereon appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

         We are a reporting company and file reports on Forms 10-KSB, 10-QSB, 8-K and other reports with the Securities and Exchange Commission. We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities being offered. This prospectus, filed as a part of the registration statement, does not contain certain information contained in or annexed as exhibits to the registration statements. Reference is made to exhibits to the registration statement for the complete text. For further information with respect to us and the securities hereby offered, reference is made to the registration statement and to the exhibits filed as part of it, which may be inspected and copied at the public reference facilities of the commission in Washington D.C., and at the Commission's regional offices at

o        500 West Madison Street, Chicago, IL 60604;

o        and 5757 Wilshire Boulevard, Los Angeles, CA 90034;

o and copies of such material can be obtained from the Public Reference Section of the Commission, 450 5th Street, N.W., Washington, D.C. 20549, at prescribed rates and are available on the World Wide Web at:
         HTTP://WWW.SEC.GOV.


Information about the public reference room is available from the Commission by calling 1-800-SEC-0330.

No dealer, salesman or other person is authorized to give any information or make any representations not contained in this Prospectus with respect to the offering made hereby. This Prospectus does not constitute an offer to sell any of the securities offered hereby in any jurisdiction where, or to any person to whom it is unlawful to make such an offer.



                        TABLE OF CONTENTS


Prospectus Summary.................................1
Risk Factors.......................................1
Market for the Shares..............................4
Dividend Policy....................................4
Business...........................................5
Management's Discussion and Analysis of Financial
  Condition and Results of Operations .............9
Management........................................11
Executive Compensation............................12
Security Ownership of Certain Beneficial                      PROSPECTUS
  Owners and Management...........................13
Indemnification...................................15
Certain Relationships and Related
 Transactions.....................................15        April __, 2002
Plan of Distribution/Selling Security Holders.....16
Description of Securities.........................17
Legal Matters.....................................19
Experts...........................................19
Additional Information............................19
Financial Statements.............................F-1

                      AMERICAN GROUP, INC. AND SUBSIDIARIES
                        CONSOLIDATED FINANCIAL STATEMENTS



                                TABLE OF CONTENTS

                                                                         Page
                                                                         ----

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                        F-1

CONSOLIDATED FINANCIAL STATEMENTS

         Consolidated Balance Sheet                                       F-2

         Consolidated Statements of Operations                            F-3

         Consolidated Statement of Changes to Stockholders' Equity        F-4

         Consolidated Statements of Cash Flows                            F-5

         Notes to the Consolidated Financial Statements                   F-6

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders
American Group, Inc.

We have audited the accompanying consolidated balance sheet of American Group, Inc. and subsidiaries as of May 31, 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended May 31, 2001 and 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Group, Inc. as of May 31, 2001 and the results of its consolidated operations and its consolidated cash flows for the years ended May 31, 2001 and 2000, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered losses from operations and has a net working capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.




                                                Sweeney, Gates & Co.
Fort Lauderdale, Florida
August 23, 2001

                      AMERICAN GROUP, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                   MAY 31,2001


ASSETS

Current assets:
    Cash                                                                              $     1,471
    Accounts receivable, less allowance for doubtful accounts
        of $45,169                                                                        135,299
    Inventory                                                                              49,254
                                                                                      -----------
        Total current assets                                                              186,024

Property, plant and equipment, net of accumulated
    depreciation of $557,072                                                            2,772,404

Other assets:
    Equipment deposit                                                                   1,220,000
    Goodwill, net                                                                         640,000
    Other                                                                                  11,309
                                                                                      -----------
                                                                                      $ 4,829,737
                                                                                      ===========
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Current portion of notes payable                                                  $ 1,838,800
    Current portion of capital lease obligation payable                                    22,940
    Accrued interest payable                                                              205,117
    Accounts payable and accrued expenses                                                 905,723
                                                                                      -----------
        Total current liabilities                                                       2,972,580
                                                                                      -----------

Long term liabilities:
    Long-term debt less current portion                                                   960,236
    Long-term capital lease obligation less current portion                                20,257
                                                                                      -----------
                                                                                          980,493


Stockholders' equity:
    Preferred stock, $.001 par value, 9,991,000 shares authorized;
        no shares issued and outstanding                                                     --
    Preferred stock, Series C, $.001 par value, 9,000 shares authorized;
        5,913 issued and outstanding                                                            6
    Common stock, $.001 par value, 50,000,000 shares authorized,
        9,440,956 shares issued and outstanding                                             9,441
    Additional paid-in capital                                                          8,532,502
    Comprehensive income                                                                  (56,011)
    Accumulated deficit                                                                (7,609,274)
                                                                                      -----------
        Total stockholders' equity                                                        876,664
                                                                                      -----------

                                                                                      $ 4,829,737
                                                                                      ===========


                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                      AMERICAN GROUP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    FOR THE YEARS ENDED MAY 31, 2001 AND 2000

                                                                   For the years ended
                                                                          May 31,
                                                            2001                      2000
                                                            ----                      ----
Revenue                                                 $ 3,070,376               $ 2,497,330
Cost of sales                                             3,170,628                 2,509,230
                                                        -----------               -----------

Gross loss                                                 (100,252)                  (11,900)

   Selling, general and administrative                    1,817,943                 1,679,040
                                                        -----------               -----------

Operating loss                                           (1,918,195)               (1,690,940)
                                                        -----------               -----------
Other income (expenses):
   Interest expense                                        (518,412)                 (286,662)
   Impairment of goodwill                                (1,051,562)                     --
   Interest income                                              792                     1,634
                                                        -----------               -----------

                                                         (1,569,182)                 (285,028)

Loss before extrordinary item                            (3,487,377)               (1,975,968)

Extraordinary item                                         (399,927)                       --
                                                        -----------               -----------

Net loss                                                 (3,887,304)               (1,975,968)

Preferred stock dividend and other charges                 (783,343)                       --
                                                        -----------               -----------
Net loss available to common stockholders               $(4,670,647)              $(1,975,968)
                                                        ===========               ===========

Earnings per share

   Loss before extraordinary item                       $     (2.05)              $     (2.07)

   Extraordinary item                                         ( .23)                       --
                                                        -----------               -----------
   Net loss                                                   (2.28)                    (2.07)
   Preferred stock dividend and other charges                 ( .46)                       --
                                                        -----------               -----------
   Net loss available to common stockholders,
      basic and diluted                                 $     (2.74)              $     (2.07)
                                                        ===========               ===========

Weighted average shares outstanding                       1,702,746                   953,339
                                                        ===========               ===========

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                      AMERICAN GROUP, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES TO STOCKHOLDERS' EQUITY
                    FOR THE YEARS ENDED MAY 31, 2000 AND 2001

                                                Series A Preferred Stock   Series B Preferred Stock        Series C Preferred Stock
                                                  Shares        Amount        Shares        Amount            Shares      Amount
                                                  ------        ------        ------        ------            ------      ------
Balance, June 1, 1999                            862,158     $       862         --       $      --              --      $     --

      Issuance of convertible debt with
        detachable warrants                         --              --           --              --              --            --

      Exercise of warrants                          --              --           --              --              --            --

      Stock issued to purchase of Torland           --              --           --              --              --            --

      Other comprehensive gain-
          foreign currency translation
          adjustment                                --              --           --              --              --            --

      Net loss                                      --              --           --              --              --            --
                                               ---------     -----------   ----------     -----------     -----------    ----------

Balance, May 31, 2000                            862,158             862         --              --              --            --

      Issuance of common stock for inducement
        to extend convertible debt                  --              --           --              --              --            --

      Retire Series A preferred stock           (862,158)           (862)        --              --              --            --

      Issuance of Series B preferred stock          --              --          4,077               4            --            --

      Retire Series B preferred stock               --              --         (4,077)             (4)           --            --

      Issuance of Series C preferred stock          --              --           --              --             5,913             6

      Preferred stock dividend                      --              --           --              --              --            --

      Other preferred stock charges                 --              --           --              --              --            --

      Common stock issued for conversion
        of debt                                     --              --           --              --              --            --

      Issuance of common stock warrants             --              --           --              --              --            --

      Other comprehensive loss-
          foreign currency translation
          adjustment                                --              --           --              --              --            --

      Net loss                                      --              --           --              --              --            --
                                               ---------     -----------   ----------     -----------     -----------    ----------

Balance, May 31, 2001                               --       $      --           --       $      --             5,913    $        6
                                               =========     ===========   ==========     ===========     ===========    ==========


                               [RESTUBBED TABLE]

                                                                          Additional
                                                      Common Stock          paid-in      Comprehensive    Accumulated
                                                  Shares        Amount      capital         income          deficit        Total
                                                  ------        ------      -------         ------          -------        -----
Balance, June 1, 1999                             905,750    $    906    $ 2,568,925     $    --      $(1,746,002)    $   824,691

      Issuance of convertible debt with
        detachable warrants                          --          --          192,275          --             --           192,275

      Exercise of warrants                         30,000          30         59,970          --             --            60,000

      Stock issued to purchase of Torland          35,000          35      1,749,965          --             --         1,750,000

      Other comprehensive gain-
          foreign currency translation
          adjustment                                 --          --             --           5,897           --             5,897

      Net loss                                       --          --             --            --       (1,975,968)     (1,975,968)
                                               ----------    --------    -----------     ---------    -----------     -----------

Balance, May 31, 2000                             970,750         971      4,571,135         5,897     (3,721,970)        856,895

      Issuance of common stock for inducement
        to extend convertible debt                 15,000          15         56,235          --             --            56,250

      Retire Series A preferred stock                --          --         (861,296)         --             --          (862,158)

      Issuance of Series B preferred stock           --          --        3,261,883          --             --         3,261,883

      Retire Series B preferred stock                --          --       (3,261,883)         --             --        (3,261,883)

      Issuance of Series C preferred stock           --          --        4,730,009          --             --         4,730,015

      Preferred stock dividend                       --          --         (133,000)         --             --          (133,000)

      Other preferred stock charges                  --          --         (650,343)         --             --          (650,343)

      Common stock issued for conversion
        of debt                                 8,455,206       8,455        667,962          --             --           676,417

      Issuance of common stock warrants              --          --          151,800          --             --           151,800

      Other comprehensive loss-
          foreign currency translation
          adjustment                                 --          --             --         (61,908)          --           (61,908)

      Net loss                                       --          --             --            --       (3,887,304)     (3,887,304)
                                               ----------    --------    -----------     ---------    -----------     -----------

Balance, May 31, 2001                           9,440,956    $  9,441    $ 8,532,502     $ (56,011)   $(7,609,274)    $   876,664
                                               ==========    ========    ===========     =========    ===========     ===========


                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                      AMERICAN GROUP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                    FOR THE YEARS ENDED MAY 31, 2001 AND 2000

                                                                           Year ended              Year ended
                                                                          May 31, 2001            May 31, 2000
                                                                          ------------            ------------
Cash flows from operating activities:
Net loss                                                                  $(3,887,304)             $(1,975,968)
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
      Depreciation and amortization                                           305,638                  260,511
      Goodwill impairment charge                                            1,051,562                     --
      Foreign currency exchange rate gain (loss)                               (3,814)                   5,897
      Amortization of convertible debt discount                                  --                     26,538
      Issuance of common stock for debt conversion and
         release of an unasserted claim                                       776,162                     --
      Changes in assets and liabilities
        Accounts receivable                                                   (27,281)                 (17,916)
        Inventory                                                              58,382                  (48,230)
        Other assets                                                             (270)                    --
        Accounts payable and accrued expenses                                 490,212                  296,040
                                                                          -----------              -----------

     Net cash used in operations                                           (1,236,713)              (1,453,128)
                                                                          -----------              -----------

Cash flows from investing activities:
      Purchase of equipment                                                    (2,933)                    --
      Cash used in business acquisition, net of cash acquired                    --                   (398,045)
      Deposit on new equipment                                               (526,555)                (513,000)
                                                                          -----------              -----------

     Net cash used in investing activities                                   (529,488)                (911,045)
                                                                          -----------              -----------

Cash flows from financing activities:
       Proceeds from notes payable and long term debt                          85,000                  725,000
       Proceeds from loans payable                                          1,298,188                2,884,187
       Payments on loans payable                                             (200,248)              (1,460,518)
       Proceeds from sale of common stock                                     575,000                  211,839
                                                                          -----------              -----------

     Net cash provided by financing activities                              1,757,940                2,360,508
                                                                          -----------              -----------

Net decrease in cash                                                           (8,261)                  (3,665)

Cash at beginning of year                                                       9,732                   13,397
                                                                          -----------              -----------

Cash at end of year                                                       $     1,471              $     9,732
                                                                          ===========              ===========

Supplemental disclosure of cash flow information:
    Cash paid during the year for interest                                $    89,323              $    83,875
                                                                          ===========              ===========
    Cash paid during the year for taxes                                   $      --                $      --
                                                                          ===========              ===========

                                    Continued

                      AMERICAN GROUP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                    For the Years Ended May 31, 2001 and 2000
                                    Continued


Supplemental Disclosure of Non-Cash Investing and Financing Activities:



On August 15, 1999 the Company issued 35,000 shares of common stock in connection with the acquisition of Torland.

On June 13, 2000, the Company issued 2,400 shares of Series B preferred stock to the existing Series A preferred stockholder in exchange for the outstanding Series A preferred stock and $456,928 in notes and accrued interest due to the stockholder. On June 13, 2000, the Company issued 959 shares of Series B preferred stock to an individual in exchange for $766,875 in notes and accrued interest due to the individual. The Series B preferred stock had a stated value of $800.

On October 24, 2000, the Company issued 2,400 shares of Series C preferred stock to the existing Series B preferred stockholder in exchange for the outstanding Series B preferred stock. On October 24, 2000, the Company issued 2,000 shares of Series C preferred stock to an individual in exchange for 1,677 shares of outstanding Series B preferred stock. On October 24, 2000 the Company issued 800 shares of Series C preferred stock to a limited partnership in exchange for $600,000 of convertible debt. On May 31, 2001 the Company issued 313 shares of Series C preferred stock to a limited partnership in exchange for $250,000 of notes payable.

On November 30, 2000, the Company issued 400 shares of Series C preferred stock to an individual for a release of an unasserted claim.

On April 30, 2001, the Company issued 8,455,206 shares of common stock to the convertible debt holders in exchange for $676,417 in outstanding convertible debt and accrued interest.








                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                      AMERICAN GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  May 31, 2001



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization - American Group, Inc. (the "Company") was incorporated on October 14, 1994, under the laws of the State of Nevada. The Company was inactive and in the development stage until May 31, 1998 when it purchased LPS Acquisition Corp. ("LPS"). The acquisition was treated as a reverse merger. LPS wholesales custom blended soil mixes to customers in Florida.

On August 15, 1999, the Company acquired all of the common stock of Torland 9006-1974 Quebec, Inc. ("Torland"), a Canadian entity incorporated under the Quebec Companies Act, that controls leases for a peat bog and operates a facility which harvests, packages and ships sphagnum peat moss. The acquisition was accounted for as a purchase.

Principles of consolidation - The accompanying consolidated financial statements include the accounts of the Company and all subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

Inventory - Inventory, consisting mainly of finished product, is stated at lower of cost or market. Provision for potentially unsaleable inventory is made based upon management's analysis of inventory levels and future sales forecasts.

Property, plant, and equipment - Property, plant, and equipment are stated at cost. Major renewals and improvements are capitalized, while maintenance and repairs are expensed when incurred. The cost and accumulated depreciation for property, plant and equipment sold, retired, or otherwise disposed of are relieved from the accounts, and resulting gains or losses are reflected in income. Depreciation is computed over the estimated useful lives of depreciable assets using the straight-line method. The Company periodically evaluates the recoverability of its long-lived assets in accordance with Statement of Financial Accounting Standards Board ("FASB") No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of ("FASB 121")" which compares the respective carrying values of long-lived assets to the current and expected future cash flows to be generated from such assets. The recoverability of property, plant, and equipment, is evaluated on a separate basis for the Company and each subsidiary. There were no impairments recognized during 2001 and 2000.

Goodwill - Goodwill represents the excess of the cost of a company acquired over the fair value of its net assets at the date of acquisition. Goodwill is being amortized on the straight-line basis over 30 years. Amortization expense for the year ended May 31, 2001 and 2000 was $59,295 and $46,245. The Company periodically evaluates the recoverability of its long-lived assets in accordance with Statement of Financial Accounting Standards Board ("FASB") No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of ("FASB 121")" which compares the respective carrying values of long-lived assets to the current and expected future cash flows to be generated from such assets. (See Note 6).

Fair value of financial instruments - The fair value of the Company's financial instruments such as accounts receivables, accounts payable, and notes payable approximate their carrying value.

Comprehensive Income - The Company accounts for comprehensive income in accordance with Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("FASB No. 130") which establishes standards for reporting and display of comprehensive income and its components. FASB No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. Results of operations for the Company's foreign entities are translated using the average exchange rates during the period. For foreign entities, assets and liabilities are translated to U.S. dollars using the exchange rates in effect at the balance sheet date. Resulting translation adjustments are recorded as a component of other comprehensive income. Comprehensive income is reported on the Consolidated

Statement of Stockholders' Equity and accumulated other comprehensive income is reported on the Consolidated Balance Sheet.

Income tax - Income tax assets and liabilities are computed annually for temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future, based upon enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is recognized if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized. Income tax expense is the tax payable or refundable for the period, plus or minus the change during the period in deferred tax assets and liabilities.

Use of estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income (loss) per share - The Company accounts for earnings or loss per share in accordance with FASB's Financial Accounting Standard No. 128, "Earnings per Share" ("SFAS 128") which requires presentation of basic and diluted earnings or loss per share. The Company does not include potentially dilutive shares outstanding in its calculation of earnings or loss per share since they would be anti-dilutive. Earnings or loss per share is computed by dividing net income or loss by the weighted average number of shares outstanding during the period.

Recent Pronouncements - In June 2001, the FASB issued Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS 141"), which establishes standards for reporting business combinations entered into after June 30, 2001 and supercedes APB Opinion 16, "Business Combinations" and FASB 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises". SFAS requires that all business combinations be accounted for as purchase transactions.

In June 2001, the FASB issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("FASB 142"), which establishes standards for financial accounting and reporting for intangible assets acquired individually or with a group of other assets and for the reporting of goodwill and other intangible assets acquired in a business acquisition subsequent to initial accounting under FASB 141. FASB 142 supercedes APB Opinion No. 17, "Intangible Assets" and related interpretations. FASB 142 is effective for fiscal years beginning after December 15, 2001. The Company will adopt FASB 142 for its fiscal year commencing June 1, 2002, and the Company has not concluded the effect, if any, FASB 142 will have on its financial statements.

2. GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company's continued existence is dependent upon its ability to resolve its liquidity problems, principally by obtaining equity capital and commencing profitable operations. During the interim, the Company must continue to operate on cash flows generated from loans, raising capital and internally generated cash flow. The efforts to raise capital, while including the possible exercise of the warrants, refer to our ability to be advanced funds under the existing credit facility with the President to finish the new plant facility. The Company experienced net losses available to common stockholders of $4,670,647 and $1,975,968 for the years ended May 31, 2001 and 2000, respectively, and had a negative working capital of $2,786,556 at May 31, 2001. In addition, the note for the Canadian peat bog, one of the Company's principal suppliers, is delinquent. These factors raise substantial doubt about the Company's ability to continue as a going concern.

Management's plans in regard to this matter are to (i) raise capital, (ii) become profitable by integrating with Torland and by utilizing shared management, support services to increase sales to existing customers and (iii) increase efficiency by relocating its operations to a new facility in Homestead, Florida, near its customer base. The Company plans, upon integration with Torland, to begin utilizing the new facility, and management believes operating costs will decrease due to the efficiencies of the new facility. Management believes these efforts will generate positive cash flow.

3. RELATED PARTY TRANSACTIONS

In May, 1999, the Company issued 862,158 shares of non-voting Series A preferred stock to a related party Company in exchange for $862,158 of the Company debt held by MJ Shulman, Inc.

On June 13, 2000 the Company designated 5,900 shares of Series B convertible preferred stock. The preferred stock had a stated value of $800 per share. The holders of the preferred stock were entitled to receive a dividend at the rate of 5% per annum payable semi-annually, in arrears. The dividend could be paid in cash, or by the in-kind payment of common stock. The preferred stock could be converted into a quantity of shares of common stock that, after conversion, equal 59% of the then outstanding common stock on the day immediately prior to the conversion and each share of preferred stock was convertible into its pro rata quantity of common stock. The calculation was made, as if, the total original issue quantity of shares of the preferred stock was being converted in each occurrence of conversion.

Concurrent with the designation, the Company issued 2,400 shares of Series B preferred stock to the same related party company in exchange for debt outstanding at May 31, 2000 in the original amount of $355,000 and unpaid interest thereon and the quantity of 862,158 shares of series A preferred stock.

Concurrent with the designation the Company issued 900 shares of Series B preferred stock to a stockholder in exchange for debt in the original face amount of $750,000 outstanding at May 31, 2000 and unpaid interest thereon. These shares were later transferred to another stockholder in a private transaction.

On July 9, 2000 the Company entered into an agreement to issue up to an additional 1,564 shares of series B preferred stock in exchange for total consideration of up to $1,251,200. Two relatives of a stockholder tendered and delivered to the Company marketable securities as in-kind consideration of the purchase price of the Series B preferred stock. The Company issued Series B preferred stock to the subscribers on a pro rata basis as the Company received proceeds from the liquidation of the marketable securities. In the event the proceeds exceeded $1,251,200, the excess would have been deemed an unsecured demand loan from the subscriber, bearing interest at 9%. The Company issued 777 shares of Series B preferred stock for total consideration of $305,000 pursuant to this agreement. These shares were later transferred to another stockholder in a private transaction.

On October 26, 2000, the Company designated 9,000 shares of convertible preferred stock as Series C which has a stated value of $800 per share. The holders of the Series C preferred stock are entitled to receive dividends at the rate of 5% per annum payable semi-annually, in arrears. The dividends may be paid in cash, or by the in-kind payment of common stock. Payment of dividends in cash can only be paid if the Company had have earnings. The preferred stock may be converted into a quantity of shares of the Company had then outstanding common stock that, after conversion, equal 90% of the then outstanding common stock on the day immediately prior to the conversion, and each share of preferred stock is convertible into its pro rata quantity of common stock. The calculation is made based as if the total original issue quantity of shares of the preferred stock is being converted in each occurrence of conversion.

Concurrent with the designation of the Series C preferred stock, the Company issued 2,400 shares of the Series C preferred stock to a related party company, in exchange for 2,400 shared of the Series B preferred stock; 2,000 shares of the Series C preferred stock to a related party company in exchange for 1,677 shared of the Series B preferred stock, and concurrent with the designation of the Series C preferred stock, the Company issued 800 shares of the Series C preferred stock to stockholder in exchange for $600,000 of convertible debt.

On October 24, 2000 the Company entered into a total of $643,283 of convertible promissory notes, with interest at 10%, interest and principal due in full on March 31, 2001 with two stockholders. The notes were issued in exchange for notes outstanding in similar amounts. The entire unpaid principal balance and all unpaid accrued interest owing, together with all other charges, if any, on these notes, were payable by either (i) cash or (ii) conversion into out common stock at a conversion price of $.25 per Share.

On March 31, 2001, in consideration for delays experienced in the opening of the Homestead plant, $407,283 of the above convertible notes were modified as follows:
1. The notes shall be converted at any time prior to April 30, 2001, at such date as the note holder shall determine by written notice to the Company,
2. The price of conversion shall be the market price
3. The convertible notes shall include a detachable warrant to purchase 2,000,000 shares of common stock at $.10 per share for a period of one year
4. The Company shall file a registration statement with regard to the underlying shares.

On April 30, 2001 $407,283 of notes together with $21,029 of accrued interest held by a related party Company were converted into 5,366,405 shares of common Stock.

On the same date, in consideration for delays experienced in the opening of the Homestead plant, $235,000 of the convertible notes held by a stockholder were modified as follows: 1. The notes shall be converted at any time prior to April 30, 2001, at such date as the note holder shall determine by written notice to the Company, 2. The price of conversion shall be the market price 3. The Company shall file a registration statement with regard to the underlying.

On April 30, 2001 $235,000 of notes together with $12,104 accrued interest were converted into 3,088,801 shares of common stock.

On September 26, 2000, the Company entered into a new credit facility with its President to provide for an investment of up to $1,500,000 to finance the operations and growth of the Company. All amounts advanced are to be added to an existing promissory note due the President dated May 28, 1998, which note bears interest at 10% per annum. All amounts advanced under the credit facility and the note shall be secured by a first lien on the Company's new plant in Homestead, Florida. The holder of the note has the option to convert all or part of the principal and accrued interest due thereunder on the note into the Company's Series C preferred stock. As of May 31, 2001 the holder had not made any election to convert any of the outstanding balance due. (See Note 7)

During the year ended May 31, 2001 we entered into an agreement with a consulting firm owned by a director. The Company provides certain accounting and advisory services. The agreement calls for payments of $11,700 per month. During the years ended May 31, 2001 and 2000 payments to this corporation totaled $113,900 and $93,740, respectively.


4. ACQUISITION

The Company acquired Torland on August 15, 1999. Torland is a Canadian sphagnum peat moss bog and processing facility. The acquisition was accounted for as a purchase. The results of the operations of Torland are included in the consolidated statement of operations of the Company for the year ended May 31, 2001 and for the period August 16, 1999 (date of acquisition) through May 31, 2000.

The purchase price was 35,000 shares valued at $1,750,000 of the Company's common stock, $400,000 in cash, notes receivable from Torland, accrued interest, a note payable, and the assumption of accounts and notes payable. On January 18, 2001, the Company entered into an agreement with the former Torland Stockholders to restructure the terms of the existing $835,000 promissory note whereby the unpaid principal and accrued interest will be payable as follows: $50,000 due on February 28, 2001, $50,000 due on July 31, 2001, $100,000 due on December 31,
2001 and the balance in 60 annual payments of principal and interest beginning February 1, 2002. Interest shall accrue at the rate of 8% until the note is paid in full. The Company is delinquent on the February, July and December 2001 payments.

The purchase price of the Torland transaction was allocated as follows:

Current assets                                 $  233,331
Property, plant and equipment                   2,545,270
Sphagnum peat reserves                            433,192
Goodwill                                        1,797,732
Liabilities assumed                              (955,038)
                                               ----------
                                               $4,054,487
                                               ==========

Payment consisted of the following:

Common stock                                   $1,750,000
Note receivable from Torland                      967,500
Accrued interest                                  101,987
Cash                                              400,000
Note payable                                      835,000
                                               ----------


                                               $4,054,487
                                               ==========

The following unaudited pro forma summary presents the consolidated results of operations of the Company for the year ended May 31, 2000 as if the acquisition had occurred on June 1, 1999:


                                         2000
                                         ----

           Revenue                  $ 2,497,330

         Net loss                   $ 1,989,750

         Net loss per share         $(2.09)


5. PROPERTY, PLANT, AND EQUIPMENT

Property, plant and equipment consisted of the following at May 31, 2001:

                                                                 Estimated
                                                                useful life
                                                                -----------
      Machinery and equipment                 $ 1,286,795          5 years
      Furniture and fixtures                       22,746         10 years
      Building                                    188,139         20 years
      Vehicles                                    112,364          3 years
      Land improvements                         1,295,372       8-17 years
      Sphagnum peat reserves                      424,060         20 years
                                              -----------
                                                3,329,476

      Less:accumulated
      depreciation                               (557,072)
                                              -----------

                                              $ 2,772,404
                                              ===========

Depreciation expense for the years ended May 31, 2001 and 2000 was $245,713 and $220,037, respectively.

6. IMPAIRMENT OF GOODWILL

In May 2001, as a result of continuing and increasing operating losses at the Torland facility, the Company evaluated the expected future cash flows from this facility and determined that a portion of the goodwill was impaired. In order to obtain the sales volume to recover the goodwill, major infrastucture is required that can only be funded by public sources in Canada. This funding, if obtained, would take three to five years prior to actual construction.

The evaluation was undertaken due to a change in circumstances involving the Company's ability to finance an expansion of its Canadian facilities. Based upon the comparison of the carrying value of the goodwill to future cash flow projections for the Canadian operation, the Company concluded that the impairment charge of $1,051,562 should be recorded.

7. LONG-TERM DEBT AND NOTES PAYABLE

Notes payable consisted of the following at May 31, 2001:

                                                                                                       May 31,
                                                                                                        2001

     Note payable, 10% interest, due to a finance company, payable in monthly
     installments of $1,992, due October 2002, secured by a 1998 dump truck.                        $   33,173

     Credit facility, 10% interest due to the President of the Company, collateralized by accounts receivable, inventory and a first lien on
     the Company's new plant facility (see Note 3)                                                  1,285,688

     Note payable, 11.6% interest, due to a finance company, payable in monthly
     installments of $3,747, due December 2001, secured by equipment.                                   38,489

     Line of credit, due on demand, Canadian prime plus 1.5% interest, due to a bank, interest payable monthly, secured by accounts receivable and
     inventory of Torland, and the personal guarantee of the President of Torland.                     156,024

     Loan payable, Canadian prime plus 1.25% interest, due to a bank, payable in monthly installments of $1,084 plus interest, due November 2002, secured by
     a general lien on movable equipment of Torland.                                                     4,334

     Loan payable, Canadian prime plus 1.5% interest, due to a bank, payable in monthly installments of $1,788, plus interest, due May 2003, secured by
     equipment, and the personal guarantee of the President of Torland.                                 31,530

     Term loan payable, Canadian prime plus 1.0% interest, due to a bank, payable in monthly installments of $3,870, plus interest, due July 2002,
     secured by equipment, and the personal guarantee of the President of Torland.                     150,916

     Loan payable, 7.8% interest, due to a finance company, payable in monthly
     installments of $1,799, due July 2002, secured by equipment of Torland.                            32,443

     Note payable, 8% interest, due to a Canadian company, collateralized by the
     Torland lease agreements, due in installments of $50,000 on February 28,
     2001, $50,000 on July 31, 2001, $100,000 on December 31, 2001 and the
     balance in 60 annual payments of principal and interest begining
     February 1, 2002. The February and July payments are past due.                                    921,283

     9% note payable due to individuals, collateralized by a lien on the new plant equipment, due in installments of $1,839 begining November 2001 through October 2002 with a balloon payment for the unpaid balance
     due at maturity.                                                                                  145,156
                                                                                                     ---------

                                                                                                     2,799,036
     Less:  current maturities                                                                       1,838,800
                                                                                                     ---------

     Long-term debt                                                                                 $  960,236
                                                                                                     =========

Maturities of long-term debt at May 31, 2001 are as follows:

      2002                                        $ 1,838,800
      2003                                            216,154
      2004                                            312,265
      2005                                            158,826
      thereafter                                      272,991
                                                  -----------


                                                  $ 2,799,036
                                                  ===========

8. CAPITAL LEASE OBLIGATIONS

The Company leases operating equipment accounted for as capital leases. At May 31, 2001, the equipment and accumulated depreciation were recorded as follows:



      Machinery and equipment                     $    75,000
         Less:  accumulated depreciation              (45,000)
                                                  ------------

                                                  $    30,000
                                                  ============

The following is a schedule by year of the future minimum lease payments under capital leases together with the present value of the net minimum lease payments as of May 31, 2001:

      2002                                                $    25,030
      2003                                                     22,401
      2004                                                      3,734
                                                          -----------

      Total minimum lease payments                             51,165
         Less:  amount representing interest                   (7,968)
                                                          -----------

      Present value of net minimum lease payments              43,197
         Less:  current portion                               (22,940)
                                                          -----------

                                                          $    20,257
                                                          ===========

9. CONVERTIBLE LONG-TERM DEBT

On July 29, 1999, the Company entered into a $600,000 promissory note with a limited partnership, interest payable quarterly, at 10%, and principal due in full on July, 2004. The note was convertible, all or in part, into the Company's common stock at a price of $10.00 per share. As part of this transaction, the Company issued 30,000 warrants with an exercise price of $2.00 per share. The warrants were valued at $179,400 and a discount of the same amount was applied to the promissory note. At the time of the transaction, the Company believed the value of the warrants could not be based on the market value of the common stock because shares issued would be restricted and could not be sold in large lots without depressing the market value. Therefore, the Company valued the warrants based upon an assumed borrowing rate of 20%. The warrant value was established based on the difference between 20% and 10% discounting to present value over the term of the note. Amortization of the discount was $20,100 for the year ended May 31, 2000. This note was subsequently converted into the Company's Series C preferred stock. (see note 11)

On December 9, 1999, the Company raised $125,000 from five investors issuing convertible debt and 12,500 common stock warrants. The warrants have an exercise price of $1.00 per share and expire on December 2001. The convertible debt consisted of five 18% notes payable, originally due June 9, 2000, but renegotiated to be paid in full on September 9, 2000. These notes are convertible, all or in part, into the Company's common stock at a price of $8.00 per share. Using the same method as outlined above, the Company assumed, at that date, a borrowing rate of 36% and assigned a value of $12,875 to the warrants and a discount of the same amount to the promissory notes. The amortization period is ten months. During the year ended May 31, 2000 the Company expensed $6,438 of amortization. This note was subsequently restructured into a 9% note payable due to individuals, collateralized by a lien on the new plant equipment, due in installments of $1,839 beginning November 2001 through October 2002 with a balloon payment for the unpaid balance due at maturity.

On October 24, 2000, the Company entered into convertible promissory notes totaling $643,283, with interest at 10%, interest and principal due in full on March 31, 2001. The promissory notes were issued in exchange for other notes outstanding in the same amount. The entire unpaid principal balance and all unpaid accrued interest owing thereon was payable at the discretion of the Company in either cash or common stock at a conversion price of $.25 per share.

On March 31, 2001, in consideration for delays experienced by the Company in opening its new plant facility, $407,283 of the convertible promissory notes were modified to provide for conversion to common stock at the discretion of the Company by April 30, 2001, at the market price on the date of conversion. Additionally, the modification provided for 2,000,000 warrants to issued at a conversion price of $.10 per common share. On April 30, 2001, the convertible promissory notes totaling $407,283 and accrued interest thereon in the amount of $22,030 were converted into 5,366,405 common shares, at a conversion price of $.08 per common share, which approximated market value. Further on March 31, 2001, in consideration for delays experienced by the Company in opening its new plant facility, $235,000 of the convertible promissory notes were modified to provide for conversion to common stock at the discretion of the Company by April 30, 2001, at the market price on the date of conversion. On April 30, 2001, the Company and the convertible promissory note holders converted the remaining $235,000 of convertible promissory notes and $12,104 of accrued interest thereon into 3,088,801 shares of common stock at $.08 per share, which approximated market value.

The Company has agreed to file a registration statement for the 8,455,206 common shares and the 2,000,000 common shares underlying the warrants. As of the date of this report the Company has not filed the required registration statement, however the Company has obtained extensions for the filing of the registration statement from the stockholders effected.

10. OPERATING LEASES

The Company leases trucks under operating leases that expire during March 2004. Payment on the leases vary according to usage, but average $14,000 per month. Lease expense for the years ended May 31, 2000 and 1999 totaled $272,329 and $147,460, respectively.

LPS leases its facility on a month to month basis,(pending its relocation to its new facility in Homestead, Florida), at $6,500 per month (See Note 12).


At May 31, 2001, future minimum rental payments for operating leases (not including the Homestead, Florida since the Company has not occupied the facility) with initial or remaining noncancelable lease terms in excess of one year are as follows:



                    2002                                   $  168,000
                    2003                                      168,000
                    2004                                       42,000
                                                           ----------

                    Total minimum payments                 $  378,000
                                                           ==========

11. EQUITY

Preferred Stock

On May 31, 1999, the Company issued 862,158 shares of Series A preferred stock to an investment banker, in exchange for $862,158 of debt and accrued interest. The preferred stock called for a 5% dividend, payable semi-annually in arrears in cash or by in-kind payments of common stock. A cash dividend may only be paid out of earnings.

On June 13, 2000, the Company designated 5,900 shares of convertible preferred stock as series B, which had a stated value of $800 per share. The holders of the Series B preferred stock were entitled to receive dividends at the rate of 5% per annum payable semi-annually, in arrears. The dividend could be paid in cash, or by the in-kind payment of common stock.

Concurrent with the designation of the Series B preferred stock, the Company issued 2,400 shares of Series B preferred stock to the existing Series A preferred stockholder in exchange for debt outstanding at May 31, 2000, in the original face amount of $355,000, plus unpaid interest of $115,000 thereon, and the exchange of 862,158 series A preferred shares of the Company which included all unpaid dividends. As a result of this transaction the Company recorded (i) an extraordinary charge of $208,127 representing the fair value of the Series B preferred stock over the carrying value of the debt and accrued interest and
(ii) other preferred stock charges of $392,215 (a return to the preferred shareholder) representing the fair value of the Series B preferred stock over the carrying value of the Series A preferred stock. (See Note 12)

Concurrent with the designation of the series B preferred stock, the Company issued 937 shares of Series B preferred stock to an individual in exchange for debt in the original face amount of $750,000 outstanding at May 31, 2000, plus unpaid interest thereon.

On July 9, 2000 the Company entered into an agreement to issue up to an additional 1,564 shares of series B preferred stock in exchange for total consideration of up to $1,251,200. The subscriber was to tender and deliver to the Company marketable securities as in-kind consideration of the purchase price of the series B preferred stock. The Company realized $592,000 in proceeds from the sale of the marketable securities tendered and issued 740 shares of Series B preferred stock on a pro rata basis.

         On October 26, 2000, the Company designated 9,000 shares of convertible preferred stock as Series C which has a stated value of $800 per share. The holders of the Series C preferred stock are entitled to receive dividends at the rate of 5% per annum payable semi-annually, in arrears. The dividends may be paid in cash, or by the in-kind payment of common stock. Payment of dividends in cash can only be paid if the Company has earnings. The preferred stock may be converted into a quantity of shares of the then outstanding common stock of the Company that, after conversion, equaling 90% of the then outstanding common stock on the day immediately prior to the conversion, and each share of preferred stock is convertible into its pro rata quantity of common stock of the Company. The calculation is made based as if the total original issue quantity of shares of the preferred stock is being converted in each occurrence of conversion.

         Concurrent with the designation of the Series C preferred stock, the Company issued (i) 2,400 shares of the Series C preferred stock to the existing Series B preferred stockholder in exchange for 2,400 shared of the Series B preferred stock;(ii) 2,000 shares of the Series C preferred stock to an individual in exchange for 1,677 shares of the Series B preferred stock, resulting in other preferred stock charges of $258,128 (a return to the preferred shareholder) representing the fair value of the Series C preferred stock over the carrying value of the Series B preferred stock, and (iii) 800 shares of the Series C preferred stock to a limited partnership in exchange for $600,000 of convertible debt resulting in an extraordinary charge of $40,000 representing the fair value of the Series C preferred stock over the carrying value of the debt. (See Note 12)

         On November 30, 2000 the Company issued 400 shares of the Series C preferred stock to an individual for release of a claim and expensed $320,000. Concurrent with the issuance the Company and its president guaranteed an obligation to the same individual for approximately $352,000. The guarantee is removed pro rata with the individual's proceeds resulting from the sale or partial sale of the 400 shares of Series C preferred stock.

         During the year the Company recorded preferred stock dividends of $133,000 in addition to the above charges relating to preferred stock transactions.

Common Stock

On October 3, 2000 the Company split its shares 1 for 20. All share amounts have been reflected retroactively.

On July 29, 1999 the Company issued 30,000 shares of common stock upon the exercise by one investor of 30,000 warrants. The exercise price of each warrant was $2.00 per share and the Company received $60,000 in cash.

On August 15, 1999 the Company issued 35,000 shares of its common stock in connection with the acquisition of Torland. The stock was valued at $1,750,000, which approximated market value. (See Note 4).

The Company issued 15,000 shares of common stock in exchange for the retirement of certain warrants issued in connection with convertible debt originally due June 9, 2000, but renegotiated to be paid in full on September 9, 2000. The stock was valued at $56,250. Interest expense of $56,250 was recorded for the issuance of the shares.

On April 30, 2001, convertible promissory notes totaling $407,283 and accrued interest thereon in the amount of $22,030 were converted into 5,366,405 common shares, at a conversion price of $.08 per common share, which approximated market value. On April 30, 2001, the Company and convertible promissory note holders converted the remaining $235,000 of convertible promissory notes and $12,104 of accrued interest thereon into 3,088,801 shares of common stock at $.08 per share, which approximated market value.

The Company issued 2,000,000 warrants to purchase common stock at a conversion price of $.10 per common share to the holders of convertible promissory notes. The warrants were valued using the Black Scholes calculation at $151,800, which charges was recorded as an extraordinary item (See Notes 9 and 12).

On May 31, 2001 the Company issued 313 shares of the Series C preferred stock in exchange for $250,000 of debt.

12. EXTRAORDINARY ITEM

In accordance with FASB No. 4 "Reporting Gains and Losses From Extinguishment of Debt", the Company recorded a charge for debt extinguishment of $399,927.(See
Note 11)

13. INCOME TAXES

The Company had available at May 31, 2001, net operating loss carryforwards for federal and state tax purposes of approximately $6,980,000 which could be applied against taxable income in subsequent years through 2021. The tax effect of the net operating loss is approximately $2,625,000, and a full valuation allowance has been recorded, since realization is uncertain.


Reconciliation of the differences between income tax benefits computed at the federal and state statutory tax rates and the provision for income tax benefits for the year ended May 31, 2001 and 2000 is as follows:

                                                                 For the year ended May 31,
                                                                    2001         2000
                                                                    ----         ----

         Income tax benefit computed at federal statutory
         tax rate (34%)                                         $ 2,375,000     $659,000

         State tax benefit, net of federal benefits
         (3.63%)                                                    250,000       70,000
         Increase in valuation allowance                         (2,625,000)    (729,000)
                                                                -----------     ---------

         Provision for income tax benefit                       $         -     $      -
                                                                ===========    ==========


Temporary differences that give rise to significant deferred tax assets were not material at May 31, 2001. A reconciliation of the Company's deferred tax asset at May 31, 2001 is as follows:

          Total deferred tax assets                               2,625,000
          Valuation allowance                                    (2,625,000)
                                                                -----------

          Net deferred tax asset                                $         -
                                                                ===========

14. COMMITMENTS AND CONTINGENCIES


In December 1998, LPS entered into a lease for its new facility in Homestead, Florida. The lease is for a term of ten years with five consecutive three year renewable options, exercisable at LPS's discretion (twenty-five years including options). The terms of the lease call for monthly lease payments of $7,500 in year one, $9,000 in year two and $15,000 for years thereafter. LPS will commence monthly rental payments when it occupies the facility. The Company has not moved into the facility as of May 31, 2001.

LPS has purchased a conveyor system for its new facility. The total price of the conveyor system is approximately $1,500,000. As of May 31, 2001, the Company paid $1,220,000 toward the system which was recorded as a deposit since the system has not been delivered and installed.

15. CONCENTRATION OF SUPPLIER AND SALES

The Company purchases sphagnum peat moss from Torland, a wholly owned subsidiary. During fiscal 2001 and 2000, the Company purchased approximately $102,790 and $80,610, respectively, of sphagnum peat moss from Torland.

16. SUBSEQUENT EVENTS

Line of credit

In June 2001, the Company obtained a line of credit from a bank in the amount of $200,000. The line of credit is guaranteed by the Company's president and the presidents of each operating subsidiary. The line of credit is further collateralized by certificates of deposit on account with the bank in the amount of $200,000, which have been advanced by its President.

                      AMERICAN GROUP, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                 NOVEMBER 30, 2001 (Unaudited) and MAY 31, 2001


                                                                                              November 30, 2001    May 31, 2001
                                                                                              -----------------    -------------
ASSETS
Current assets:
    Cash                                                                                        $      119,097     $       1,471
    Accounts receivable, less allowance for doubtful
        accounts of $76,185 and $45,169, respectively                                                  114,701           135,299
    Inventory                                                                                           33,608            49,254
                                                                                                --------------     -------------

        Total current assets                                                                           267,406           186,024

Property, plant and equipment, net of accumulated
    depreciation of $669,947 and $557,072, respectively                                              2,639,161         2,772,404

Other assets:
    Equipment deposit                                                                                1,407,571         1,220,000
    Goodwill, net                                                                                      629,000           640,000
    Other                                                                                               17,238            11,309
                                                                                                --------------     -------------
                                                                                                $    4,960,376     $   4,829,737
                                                                                                ==============     =============
LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
    Current portion of notes payable                                                            $    3,072,291     $   1,838,800
    Current portion of capital lease obligation payable                                                 18,160            22,940
    Accrued interest payable                                                                           315,530           205,117
    Accounts payable and accrued expenses                                                            1,253,379           905,723
                                                                                                --------------     -------------

        Total current liabilities                                                                    4,659,360         2,972,580
                                                                                                --------------     -------------
Long term liabilities:
    Long-term debt less current portion                                                                550,673           960,236
    Long-term capital lease obligation less current portion                                             16,954            20,257
                                                                                                --------------     -------------
                                                                                                       567,627           980,493
                                                                                                --------------     -------------

Stockholders' deficit:
    Preferred stock, $.001 par value, 9,991,000 shares authorized;
        no shares issued and outstanding                                                                     -                 -
    Preferred stock, Series C, $.001 par value, 9,000 shares authorized;
        5,913 issued and outstanding                                                                         6                 6
    Common stock, $.001 par value, 50,000,000 shares authorized,
        9,440,956 shares issued and outstanding                                                          9,441             9,441
    Additional paid-in capital                                                                       8,413,928         9,182,845
    Comprehensive income                                                                               142,641           (56,011)
    Accumulated deficit                                                                             (8,832,627)       (8,259,617)
                                                                                                --------------     -------------

        Total stockholders' deficit                                                                   (266,611)          876,664
                                                                                                --------------     -------------
                                                                                                $    4,960,376     $   4,829,737
                                                                                                ==============     =============


The accompanying notes are an integral part of these consolidated financial statements.

                      AMERICAN GROUP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               FOR THE SIX MONTHS ENDED NOVEMBER 30, 2001 AND 2000
                                  (Unaudited)

                                                                             For the six months ended
                                                                                    November 30,
                                                                              2001              2000
                                                                              ----              ----

Revenue                                                                $      1,479,591   $     1,842,537
Cost of sales                                                                 1,551,066         1,959,831
                                                                        ---------------   ---------------

Gross loss                                                                      (71,475)         (117,294)

   Selling, general and administrative                                        1,016,299           914,127
                                                                        ---------------   ---------------

Operating loss                                                               (1,087,774)       (1,031,421)
                                                                        ---------------   ---------------
Other income (expenses):
   Interest expense                                                            (136,468)         (322,236)
   Interest income                                                                  889               718
                                                                        ---------------   ---------------

                                                                               (135,579)         (321,518)
                                                                        ---------------   ---------------

Loss before extraordinary item                                               (1,223,353)       (1,352,939)

Extraordinary item                                                                    -          (248,127)
                                                                        ---------------   ---------------

Net loss                                                                     (1,223,353)       (1,601,066)

Preferred stock dividend and other charges                                     (118,574)         (668,343)
                                                                        ---------------   ---------------

Net loss available to common stockholders                               $    (1,341,927)  $    (2,269,409)
                                                                        ===============   ===============

Loss before extraordinary item                                          $          (.13)  $         (1.38)

Extraordinary item                                                                    -             ( .25)
                                                                        ---------------   ---------------

Net loss                                                                $          (.13)  $         (1.63)
Referred stock dividend and other charges                                          (.01)            ( .68)
                                                                        ---------------   ---------------
Net loss available to common stockholders, basic and diluted            $          (.14)  $         (2.31)
                                                                        ===============   ===============

Weighted average shares outstanding                                           9,440,956           979,569
                                                                        ===============   ===============















The accompanying notes are an integral part of these consolidated financial statements.

                      AMERICAN GROUP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE THREE MONTHS ENDED NOVEMBER 30, 2001 AND 2000
                                  (Unaudited)

                                                                           For the three months ended
                                                                                   November 30,
                                                                            2001                 2000
                                                                            ----                 ----
Revenue                                                               $      663,153        $     979,686
Cost of sales                                                                683,739            1,052,180
                                                                       -------------        -------------

Gross loss                                                                   (20,586)             (72,494)

   Selling, general and administrative                                       495,688              524,724
                                                                       -------------        -------------

Operating loss                                                              (516,274)            (597,218)
                                                                       -------------        -------------
Other income (expenses):
   Interest expense                                                          (72,843)            (173,891)
   Interest income                                                               701                  209
                                                                       -------------        -------------

                                                                             (72,142)            (173,682)
                                                                       -------------        -------------

Loss before extraordinary item                                              (588,416)            (770,900)

Extraordinary item                                                                 -              (40,000)
                                                                        ---------------   ---------------

Net loss                                                                    (588,416)            (810,900)

Preferred stock dividend and other charges                                   (58,963)            (276,128)
                                                                       -------------        -------------

Net loss available to common stockholders                              $    (647,379)       $  (1,087,028)
                                                                       =============        =============

Loss before extraordinary item                                         $        (.06)       $       ( .78)

Extraordinary item                                                                 -                ( .04)
                                                                       -------------        -------------

Net loss                                                               $        (.06)       $       ( .82)
Referred stock dividend and other charges                                       (.01)               ( .28)
                                                                       -------------        -------------
Net loss available to common stockholders, basic and diluted           $        (.07)       $       (1.10)
                                                                       =============        =============

Weighted average shares outstanding                                        9,440,956              985,750
                                                                       =============        =============














The accompanying notes are an integral part of these consolidated financial statements.

                      AMERICAN GROUP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE SIX MONTHS ENDED NOVEMBER 30, 2001 AND 2000
                                  (Unaudited)


                                                                                For the six months ended
                                                                                       November 30,
                                                                               2001                 2000
                                                                               ----                 ----
Cash flows from operating activities:
Net loss                                                               $    (1,223,353)        $  (1,601,066)
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
      Depreciation and amortization                                            123,875               313,858
      Foreign currency exchange rate gain (loss)                               198,652
      Issuance of common stock for debt conversion and
         release of an unasserted claim                                              -               624,389
      Changes in assets and liabilities
        Accounts receivable                                                     20,598              (110,812)
        Inventory                                                               15,646                 1,784
        Other assets                                                                 -               (44,529)
        Accounts payable and accrued expenses                                  339,495               224,396
                                                                       ---------------         -------------

     Net cash used in operations                                              (525,087)             (591,980)
                                                                       ---------------         -------------
Cash flows from investing activities:
      Purchase of equipment                                                    (19,632)                    -
      Proceeds from equipment                                                   40,000                     -
      Deposit on new equipment                                                (193,500)             (261,079)
                                                                       ---------------         -------------

     Net cash used in investing activities                                    (173,132)             (261,079)
                                                                       ---------------         -------------
Cash flows from financing activities:
       Proceeds from loans payable                                             823,928               326,669
       Payments on loans payable                                                (8,083)              (48,357)
       Proceeds from sale of common stock                                            -               575,000
                                                                       ---------------         -------------

     Net cash provided by financing activities                                 815,845               853,312
                                                                       ---------------         -------------

Net increase in cash                                                           117,626                   253

Cash at beginning of period                                                      1,471                 9,732
                                                                       ---------------         -------------

Cash at end of period                                                  $       119,097         $       9,985
                                                                       ===============         =============
Supplemental disclosure of cash flow information:
    Cash paid during the period for interest                           $         9,930         $      55,045
                                                                       ===============         =============
    Cash paid during the period for taxes                              $             -         $           -
                                                                       ===============         =============





The accompanying notes are an integral part of these consolidated financial statements

                              AMERICAN GROUP, INC.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                November 30, 2001

Note 1 - Basis of Presentation

         The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions of Form 10-QSB and Article 310 of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by accounting principals generally accepted in the United States of America. The preparation requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results may differ from these estimates. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six month period ended November 30, 2001 are not necessarily indicative of the results that may be expected for the year ending May 31, 2002.

         For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-KSB for the year ended May 31, 2001 as filed with the Securities and Exchange Commission.

Note 2 - Going Concern

         The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company's continued existence is dependent upon its ability to resolve its liquidity problems, principally by obtaining equity capital and commencing profitable operations. During the interim, the Company must continue to operate on cash flows generated from loans, raising capital, and internally generated cash flow. The Company experienced net losses available to common stockholders of $1,341,927 for the six months ended November 30, 2001, and has a negative working capital of $4,391,954 at November 30, 2001. In addition, the note payable to the former owners of the Canadian peat bog is delinquent. This note is collateralized by the peat bog and default of this note may result in the Company forfeiting this asset. These factors raise substantial doubt about the Company's ability to continue as a going concern.

         Management's plans in regard to this matter are to raise capital, become profitable by integrating its operations with Torland, and increase efficiency by relocating its operations to a new facility in Homestead, Florida, near its customer base. The Company plans, upon integration with Torland, to begin utilizing the new facility, and management believes operating costs will decrease due to the efficiencies of the new facility. Management believes these efforts will generate positive cash flow. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange
Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         Reference is hereby made to the provisions of the Nevada General Corporation Act which provides for indemnification of directors and officers under certain circumstances.

         Reference is hereby made to Article IX of Registrant's Articles of Incorporation which is incorporated by reference to the Company's Form 10SB.

         Reference is hereby made to Article IX of Registrant's By-Laws which are incorporated by reference to the Company's Form 10SB.

                  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the expenses in connection with the issuance and distribution of the securities offered hereby.

                  Registration Fee                      $   525

                  Printing Expenses*                      2,000

                  Legal Fees and Expenses*               20,000

                  Accounting Fees and Expenses*          10,000

                  Blue Sky Fees and Expenses*                 0

                  Transfer Agent Fees and Expenses*         500

                  Misc.*                                    476
                                                        -------

                  Total                                 $33,501
                                                        =======
*Estimated

                    RECENT SALES OF UNREGISTERED SECURITIES.

         During the past three years, the following transactions were effected by the Company in reliance upon exemptions from registration under the Securities Act of 1933 as amended (the "Act") as provided in Section 4(2) thereof except as otherwise indicated below. Each certificate issued for unregistered securities contained a legend stating that the securities have not been registered under the Act and setting forth the restrictions on the transferability and the sale of the securities. No underwriter participated in, nor did the Company pay any commissions or fees to any underwriter in connection with any of these transactions. None of the transactions involved a public offering.

         In November, 1998 the Board of Directors issued 6,000 shares of common stock to Coventry Industries Corp. to complete the previous acquisition of LPS from Coventry pursuant to an agreement dated May 28, 1999 between the Company and Coventry. Based on the market value of the Company's common stock the transaction would be valued at $12,000. The transaction was accounted for as a reverse merger. As such, the financial statements of the Company reflect the assets, liabilities and operations of LPS as if it had been the reporting entity since inception. The Company believes that Coventry had knowledge and experience in financial and business matters which allowed it to evaluate the merits and risk of the receipt of these securities of the Company, and that it was knowledgeable about the Company's operations and financial condition. Transactions were effected by the Company in reliance upon exemptions from registration under the Securities Act of 1933 as Amended ("Act") as provided in
Section 4(2) thereof.

         In November, 1998, the Company issued 500,000 shares of common stock to Atlas Marketing Association, Inc. for cash consideration of $950,000 pursuant to an exemption under Rule 504 of Regulation D of the Act. Atlas was an accredited investor. The Company believes that Atlas had knowledge and experience in financial and business matters which allowed it to evaluate the merits and risk of the purchase of these securities of the Company, and that it was knowledgeable about the Company's operations and financial condition. The terms and conditions of this financing were determined by the parties through arms length negotiations and the Company believes the terms are no less favorable to the Company than terms attainable from unaffiliated third parties.

         In November, 1998 the Board of Directors issued 1,500 shares of common stock to Roy Bresky to complete the previous acquistion of Lator from Roy Bresky pursuant to an agreement dated May 28, 1999 between the Company and Roy Bresky. Based on the market value of the Company's common stock the transaction would be valued at $3,000. The transaction was accounted for as a reverse merger. As such, the financial statements of the Company reflect the assets, liabilities and operations of Lator as if it had been the reporting entity since inception. The Company believes that Roy Bresky had knowledge and experience in financial and business matters which allowed it to evaluate the merits and risk of the receipt of these securities of the Company, and that he was knowledgeable about the Company's operations and financial condition. Transactions were effected by the Company in reliance upon exemptions from registration under the Securities Act of 1933 as Amended ("Act") as provided in Section 4(2) thereof.

         In November, 1998 the Company issued 4,000 shares of common stock valued at $8,000, to three persons who provided professional services to the Company. The Company believes that each of these persons had knowledge and experience in financial and business matters which allowed them to evaluate the merits and risk of the receipt of these securities of the Company. All of these persons were providers of professional services to the Company and in such capacity they were knowledgeable about the Company's operations and financial condition. Transactions were effected by the Company in reliance upon exemptions from registration under the Securities Act of 1933 as Amended ("Act") as provided in Section 4(2) thereof.

         In January, 1999 the Company issued 375,000 shares of common stock to Eric W. Deckinger in exchange for the assumption by Mr. Deckinger, a Director and President of the Company of $750,000 of the Company's debt to third parties. The Company believes that Mr. Deckinger had knowledge and experience in financial and business matters which allowed him to evaluate the merits and risk of the receipt of these securities of the Company, and that he was knowledgeable about the Company's operations and financial condition. The terms and conditions of this financing were determined by the parties through arms length negotiations and the Company believes the terms are no less favorable to the Company than terms attainable from unaffiliated third parties. Transactions were effected by the Company in reliance upon exemptions from registration under the Securities Act of 1933 as Amended ("Act") as provided in Section 4(2) thereof.

         In May, 1999, the Company issued 862,158 shares of nonvoting preferred stock to MJ Shulman, Inc. in exchange for $862,158 of the Company's debt held by and loaned by MJ Shulman, Inc. The Company believes that MJ Shulman, Inc. had knowledge and experience in financial and business matters which allowed it to evaluate the merits and risk of the purchase of these securities of the Company. The Company believes that MJ Shulman, Inc. was knowledgeable about the Company's operations and financial condition. The terms and conditions of this financing were determined by the parties through arms length negotiations and the Company believes the terms are no less favorable to the Company than terms attainable from unaffiliated third parties. Transactions were effected by the Company in reliance upon exemptions from registration under the Securities Act of 1933 as Amended ("Act") as provided in Section 4(2) thereof.

         In December 1999, the Company raised $125,000 from five investors by issuing debt and warrants. The Company also issued 12,500 warrants in connection with the same transaction. The warrants have an exercise price of $1.00 per share and expire on December 2001. The Company believes that the investors had knowledge and experience in financial and business matters which allowed it to evaluate the merits and risk of the purchase of these securities of the Company, and that it was knowledgeable about the Company's operations and financial condition. Transactions were effected by the Company in reliance upon exemptions from registration under the Securities Act of 1933 as Amended ("Act") as provided in Section 4(2) thereof.

         In October 1999 the Company issued 30,000 shares of common stock upon the exercise by one investor of 30,000 warrants to purchase common stock. The exercise price of each warrant was $2.00 per share and the Company received $60,000 in cash. The Company believes that the investor had knowledge and experience in financial and business matters which allowed it to evaluate the merits and risk of the purchase of these securities of the Company, and that it was knowledgeable about the Company's operations and financial condition. Transactions were effected by the Company in reliance upon exemptions from registration under the Securities Act of 1933 and Amended ("Act") as provided in
Section 4(2) thereof.

         On June 9, 2000, the Company issued 15,000 shares of common stock as an inducement to extend the debt of five debt holders. The transaction was valued at $57,000. This transaction was made in reliance on an exemption pursuant to 4(2) of the Securities Act.

         On October 26, 2000, the Company designated 9,000 shares of convertible preferred stock as Series C which has a stated value of $800 per share. The holders of the Series C preferred stock are entitled to receive dividends at the rate of 5% per annum payable semi-annually, in arrears. The dividends may be paid in cash, or by the in-kind payment of common stock. Payment of dividends in cash can only be paid if the Company has earnings. The preferred stock may be converted into a quantity of shares of the then outstanding common stock of the Company that, after conversion, equal 90% of the then outstanding common stock on the day immediately prior to the conversion, and each share of preferred stock is convertible into its pro rata quantity of common stock of the Company. The calculation is made based as if the total original issue quantity of shares of the preferred stock is being converted in each occurrence of conversion.

         Concurrent with the designation of the Series C preferred stock, the Company issued 2,400 shares of the Series C preferred stock to MJ Shulman, Inc. in exchange for 2,400 shares of the Series B preferred stock.

         Concurrent with the designation of the Series C preferred stock, the Company issued 2,000 shares of the Series C preferred stock to an individual in exchange for 1,677 shares of the Series B preferred stock.

         Concurrent with the designation of the Series C preferred stock, the Company issued 800 shares of the Series C preferred stock to a limited partnership in exchange for $600,000 of convertible debt.

         On November 30, 2000 the Company issued 400 shares of the Series C preferred stock to an individual for a release of an unasserted claim. Concurrent with the issuance the Company and its president guaranteed an obligation to the same individual for approximately $352,000 undertaken by an officer of the Company. The guarantee is removed pro rata with the individual's proceeds from the 400 shares of the Series C preferred stock.

         On October 24, 2000 we entered into a total of $643,283 of convertible promissory notes, with interest at 10%, interest and principal due in full on March 31,2001. The notes were issued in exchange for notes outstanding in similar amounts. The entire unpaid principal balance and all unpaid accrued interest owing, together with all other charges, if any, on these notes, were payable by either (i) cash or (ii) conversion into out common stock at a conversion price of $.25 per share.

         On March 31, 2001, in consideration for delays experienced in the opening of the Homestead plant, $407,283 of the above convertible notes were modified as follows:

         1. The notes shall be converted at any time prior to April 30, 2001, at such date as the note holder shall determine by written notice to the Company,
         2. The price of conversion shall be the market price
         3. The convertible notes shall include a detachable warrant to purchase 2,000,000 shares of common stock at $.10 per share for a period of one year
         4. The Company shall file a registration statement with regard to the underlying shares.

         On April 30, 2001 $407,283 of notes together with $21,029 of accrued interest were converted into 5,366,405 shares of common stock.

         On the same date, in consideration for delays experienced in the opening of the Homestead plant $235,000 of the convertible notes were modified as follows: 1. The notes shall be converted at any time prior to April 30, 2001, at such date as the note holder shall determine by written notice to the Company, 2. The price of conversion shall be the market price 3. The Company shall file a registration statement with regard to the underlying.

         On April 30, 2001 $235,000 of notes together with $12,104 accrued interest were converted into 3,088,801 shares of common stock.

         On May 31, 2001 the Company issued 313 shares of the Series C preferred stock in exchange for $250,000 of debt.

         Item 27. EXHIBITS.

         3.1*     Articles of Incorporation and Amendments thereto.

         3.2*     By-Laws and Amendments thereto.

         4.1*     Form of Common Stock Certificate.

         4.2* Form of Certificate of the Designation, Preferences, Rights and Limitations of Series A Preferred Stock

         4.3** Form of Certificate of the Designation, Preferences, Rights and Limitations of Series B Preferred Stock

         4.4** Form of Certificate of the Designation, Preferences, Rights and Limitations of Series C Preferred Stock

         5.1      Opinion of Axelrod Smith & Kirshbaum.

        10.1*     LPS Acquisition Agreement dated May 28, 1998

        10.2*     Torland Acquisition agreement dated May 1999

        10.3*     Torland loan document #1

        10.4*     Torland loan document #2

        10.5*     Torland loan document #3

        10.6*     Torland loan document #4

        10.7**    $85,000 Convertible note with Robert Kohn

        10.8**    $150,000 Convertible note with Robert Kohn

        10.9**    $133,283 Convertible note with MJ Shulman, Inc.

        10.10**   $275,000 Convertible note with MJ Shulman, Inc.

        10.11*    Torland Extention

        10.12*    May 28, 1998 note with Bob Claire

        10.13***  Credit Facility

        21.1*     Subsidiaries of the registrant

        23.1 Consent of Axelrod Smith & Kirshbaum (contained in Exhibit 5 above)

        21.2      Consent of Sweeney, Gates & Co.

--------------

*   Incorporated by reference to Form 10SB as amended.
**  Incorporated by reference to Form 10-KSB for the fiscal year ended
    May 31, 2001
*** Filed herewith

Item 2.  Description of Exhibits.

         The Exhibits required by this item are included as set forth in the
         Exhibit Index.

         Item 28. UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         2. That for the purpose of determining any liability under the Securities Act of 1935, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Boynton Beach and State of Florida on April 10, 2002.


AMERICAN GROUP, INC.

By: /S/ ROBERT CLAIRE
    -----------------------
     Robert Claire

President/principal executive officer/principal accounting officer

         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE                      TITLE                            DATE
---------                      -----                            ----

/s/ Robert Claire
-----------------
Robert Claire              Director                         April 10, 2002


/s/ Eric W. Deckinger
---------------------
Eric W. Deckinger          Director                         April 10, 2002


/s/ John Stewart
---------------------
John Stewart               Director                         April 10, 2002


/s/ Timothy S. Hart
---------------------
Timothy S. Hart            Director                         April 10, 2002


/s/ Louis Zannette
-------------------
Louis Zannette             Director                         April 10, 2002


/s/ Jerry Jennings
-------------------
Jerry Jennings             Director                         April 10, 2002